Execution Version

ASSET PURCHASE AGREEMENT

by and among

QUEST RESOURCE MANAGEMENT GROUP, LLC,

QUEST RESOURCE HOLDING CORPORATION,

INSTREAM ENVIRONMENTAL, llc

and

john LITTLE, LARRY SEAY AND JOEL POWELL

__________________________________________

Dated as of December 3, 2021

Effective as of November 30, 2021

__________________________________________

i

(continued)

ii

(continued)

Page

EXHIBITS:

Exhibit A	-	Illustrative Run-Rate Gross Profit Calculation
Exhibit B	-	Preliminary Allocation Schedule
Exhibit C	-	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit D	-	Form of Escrow Agreement
Exhibit E	-	Form of Consulting Agreements
Exhibit F	-	Form of Offer Letter
Exhibit G	-	Form of Lease

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 3, 2021 (the “Closing Date”), but effective as of November 30, 2021 (the “Effective Date”), is entered into by and among Quest Resource Management Group, LLC, a Delaware limited liability company (the “Buyer”), Quest Resource Holding Corporation, a Nevada corporation (“Parent”), InStream Environmental, LLC, a South Carolina limited liability company (the “Seller” or the “Company”), and John Little, Larry Seay and Joel Powell (collectively, the “Members”). Buyer, Seller and the Members are referred to herein collectively as the “Parties” and each individually as a “Party.”

RECITALS:

A.       Seller is a national waste and commodities recycling managed services firm (the “Business”);

B.       Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets, and Seller desires to transfer to Buyer, and Buyer desires to assume from Seller, certain limited liabilities of Seller as hereinafter specified; and

C.       The Members, who are the sole members of the Seller and the holders of all of the membership interests of Seller (the “Membership Interests”), desire that the foregoing be effected.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

Section 1.1.          Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer or cause to be sold, transferred, conveyed and delivered to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens, subject to Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets and properties of Seller, or otherwise used in the Business and owned by Seller of every kind, character and description, tangible or intangible, real, personal or mixed, and wherever located (other than the Excluded Assets), including but not limited to the following assets (collectively, the “Purchased Assets”):

(a)               the Contracts listed on Section 1.1(a) of the Seller Disclosure Schedule (the “Assumed Contracts”);

(b)               the Receivables listed on Section 1.1(b) of the Seller Disclosure Schedule;

(c)               all of Seller’s documentation specifically relating to the Purchased Assets, including, books, records, ledgers, files, documents, lists (including but not limited to client, vendor, supplier, contractor and service provider lists), plans, specifications, surveys, drawings, advertising, marketing, sales and promotional materials, and subject to applicable Law, customer records, supplier lists, purchase and sale records, price lists, billing, payment and dispute histories, credit information and similar data, and correspondence;

(d)               all Intellectual Property owned by Seller that is associated with the Business;

(e)               customer lists, including current customers and any prospective customers in Seller’s pipeline, which have previously been provided to the Buyer;

(f)                all assets set forth on Section 1.1(f) of the Seller Disclosure Schedule; and

(g)               all goodwill associated with the Purchased Assets.

Section 1.2.          Excluded Assets. The Purchased Assets to be purchased and sold hereunder, and the term “Purchased Assets” as used herein, shall not include the specified assets of Seller listed on Section 1.2 of the Seller Disclosure Schedule (collectively, the “Excluded Assets”).

Section 1.3.          Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due (a) all liabilities and obligations of Seller under the Assumed Contracts to the extent such liabilities and obligations are to be performed after the Effective Date and do not arise out of or relate to a breach of any Assumed Contract existing or happening on or prior to the Effective Date or this Agreement; provided, that Buyer shall not assume any liability or obligation arising out of or relating to any occurrence, event or other condition existing or happening on or prior to the Effective Date, and (b) such liabilities listed on Section 1.3 of the Seller Disclosure Schedule (collectively, the “Assumed Liabilities”).

Section 1.4.          Excluded Liabilities. Other than the Assumed Liabilities, Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, any and all liabilities and obligations of Seller of any nature whatsoever, whether past, current or future, whether accrued, contingent, known or unknown, including but not limited to the liabilities listed on Section 1.4 of the Seller Disclosure Schedule (collectively, the “Excluded Liabilities”).

Section 1.5.          The Closing. Consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Closing Date but shall be effective as of the Effective Date. The Closing shall occur electronically, with the Parties exchanging all signature pages to the documents specified herein via email delivery. The Closing shall be deemed to have become effective as of 12:01 a.m., Eastern Daylight Time, on the Effective Date (the “Effective Time”). It is the intention of the Parties that Seller shall operate the Business for its own account prior to the Effective Time, that Seller shall operate the Business for the benefit of the Buyer between the Effective Time and 11:59 p.m. on the Closing Date (the “Turn-over Time”), and that the Buyer shall operate the Business for its own account from and after the Turn-over Time.

Section 1.6.          Purchase Price.

(a)               Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the sale by Seller of the Business and the Purchased Assets to Buyer, in addition to the assumption of the Assumed Liabilities, the purchase price to be paid by Buyer at the Closing shall be an amount equal to (i) $11,000,000 in cash, less the Escrow Fund (collectively, the “Cash Payment”), plus or minus (ii) the Preliminary Working Capital Adjustment set forth in Section 1.6(b), in each case to be paid in accordance with Section 1.6(c) (the “Initial Purchase Price”). The Initial Purchase Price shall be subject to adjustment pursuant to Section 1.7 and Section 1.8, including the Deferred Customer Payment, if and when payable pursuant to Section 1.8 (as so adjusted, the “Purchase Price”).

(b)               On or prior to the Closing, the Seller shall have delivered to the Buyer a written statement (the “Purchase Price Closing Settlement Statement”), setting forth (i) the Seller’s good faith estimate, based upon its most recently available month end internal financial statements prior to the Closing, of the amount of the Working Capital as of the Effective Date (the “Preliminary Working Capital”) and the amount by which the Preliminary Working Capital exceeds or is less than the Target Working Capital (such difference, the “Preliminary Working Capital Adjustment”), (ii) the aggregate amount of Seller’s Indebtedness as of the Closing Date (which shall be the same as the amount thereof specified in the payoff letters described in Section 1.11(e)), together with a listing of the individual accounts, their payees and amounts due to each in respect thereof, (iii) the aggregate amount of Seller Transaction Expenses unpaid as of the Closing Date, together with a listing of the individual accounts, their payees and amounts due to each in respect thereof, and (iv) based on the foregoing, the amount to be paid to Seller by Buyer at the Closing.

(c)               At the Closing, the Buyer will pay the Initial Purchase Price as follows: Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds, an amount equal to (i) the Escrow Fund to such account provided by the Escrow Agent to Buyer and Seller no later than three (3) days prior to the Closing Date; (ii) Seller’s Indebtedness, if any, in such amounts and to such accounts as set forth on the Purchase Price Closing Settlement Statement; (iii) the unpaid Seller Transaction Expenses, if any, in such amounts and to such accounts as set forth on the Purchase Price Closing Settlement Statement; and (iv) after payment of (i), (ii) and (iii) above, the balance of the Cash Payment to the Seller in the amount and to such account as set forth on the Purchase Price Closing Settlement Statement.

Section 1.7.          Working Capital Adjustment. The Purchase Price shall be adjusted after the Closing in accordance with the following procedures:

(a)               Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Initial Statement”) calculating and setting forth the actual Working Capital as of the Effective Date (the amount calculated and set forth on such Initial Statement, the “Initial Working Capital”), which statement shall be in substantially the same format as set forth in Section 1.7(a) of the Seller Disclosure Schedule and include a worksheet setting forth in reasonable detail how such amount was calculated. The Initial Statement, the Target Working Capital and the Initial Working Capital shall be prepared in accordance with GAAP, consistent with, but subject to, the methodologies and non-GAAP treatment as set forth on Section 1.7(a) of the Seller Disclosure Schedule.

(b)               During the thirty (30) days immediately following Seller’s receipt of the Initial Statement (the “Purchase Price Adjustment Review Period”), Seller shall be permitted to review Buyer’s working papers and any working papers of Buyer’s independent accountants relating to the preparation of the Initial Statement and the calculation of the Initial Working Capital, as well as all of the books, records and other relevant information relating to the Initial Working Capital with respect to the period up to and including the Business Day immediately prior to the Effective Date, and Buyer shall make reasonably available to Seller the individuals responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Initial Statement and the Initial Working Capital; provided, however, that the independent accountants of Buyer shall not be obligated to make any working papers available to Seller unless and until Seller has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(c)               Seller shall notify Buyer in writing (the “Adjustment Notice”) prior to the expiration of the Purchase Price Adjustment Review Period if Seller disagrees with the Initial Statement or the Initial Working Capital. The Adjustment Notice shall set forth in reasonable detail the basis for such disagreement, the amounts involved and Seller’s determination of the amount of the Initial Working Capital. Any items not disputed in the Adjustment Notice shall be deemed to have been accepted by Seller. If no Adjustment Notice is received by Buyer on or prior to the expiration date of the Purchase Price Adjustment Review Period, then the Initial Statement and the Initial Working Capital set forth in the Initial Statement shall be deemed to have been accepted by Seller and shall become final and binding upon Seller and Buyer in accordance with the last sentence of Section 1.7(e).

(d)               During the thirty (30) days immediately following the delivery of an Adjustment Notice (the “Purchase Price Adjustment Consultation Period”), Seller and Buyer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Adjustment Notice.

(e)               If, at the end of the Purchase Price Adjustment Consultation Period, Seller and Buyer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Adjustment Notice, then Seller and Buyer shall submit all matters that remain in dispute with respect to the Adjustment Notice (along with a copy of the Initial Statement marked to indicate those line items that are in dispute) to a regional or national firm of independent accountants mutually acceptable to Seller and Buyer (the “Independent Accountant”). Within thirty (30) days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on Seller and Buyer, in accordance with this Section 1.7(e), of the appropriate amount of each of the line items in the Initial Statement as to which Seller and Buyer disagree as specified in the Adjustment Notice. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller in the Adjustment Notice or Buyer in the Initial Statement with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Adjustment Notice that remain in dispute. If either party disputes the determination of the Independent Accountant, such party must initiate arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect in order to resolve such dispute. If the amount in controversy is in excess of $250,000, then the matter shall be decided by a panel of three arbitrators selected in accordance with the applicable rules of the AAA. All other matters shall be decided by a single arbitrator. The award rendered by the arbitrator(s) shall be final, and judgment may be entered upon it in accordance with applicable law in any court of competent jurisdiction. Such final judgment by the arbitrator(s) shall be appealable in the applicable court of competent jurisdiction. Buyer and Seller expressly agree that this provision is bargained for and agreed upon, and that this provision shall be specifically enforceable in any court of competent jurisdiction.

(f)                The statement of the Working Capital as of the Effective Date and the determination of the Working Capital set forth therein that are final and binding on Seller and Buyer, as determined either through agreement of Seller and Buyer (deemed or otherwise) pursuant to Section 1.7(a) or (c) or through the determination of the Independent Accountant, arbitrator(s) or a court of competent jurisdiction pursuant to Section 1.7(e), are referred to herein as the “Final Statement” and the “Final Working Capital”, respectively. The date on which the Final Working Capital is finally determined in accordance with this Section 1.7(f) is hereinafter referred to as the “Working Capital Determination Date.”

(g)               The cost of the Independent Accountant’s review and determination shall be shared equally by Seller and Buyer. Seller and Buyer shall each bear the fees of their respective counsel, auditors and other representatives incurred in connection with the determination and review of the Initial Statement. During the review by the Independent Accountant, Buyer and Seller shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 1.7(e); provided, however, that the independent accountants of Seller or Buyer shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(h)               As used herein, the “Final Working Capital Adjustment” may be a positive or negative amount, and shall be equal to the Final Working Capital minus the Target Working Capital. Upon the determination of the Final Working Capital Adjustment on the Working Capital Determination Date, the Initial Purchase Price shall be recomputed using the Final Working Capital Adjustment instead of the Preliminary Working Capital Adjustment. If such recomputation results in an increase of the Initial Purchase Price, the Buyer shall pay to the Seller an amount in cash equal to such increase within three (3) Business Days after the Working Capital Determination Date. If such recomputation results in a decrease of the Initial Purchase Price, then the Buyer and the Seller shall instruct the Escrow Agent to release from the Escrow Fund an amount in cash equal to such decrease to the Buyer within three (3) Business Days after the Working Capital Determination Date.

Section 1.8.          Deferred Customer Payment.

(a)               Seller shall be entitled to receive a payment (the “Deferred Customer Payment”) payable in cash following the Deferred Customer Payment Date, to be determined and paid in accordance with this Section 1.8 and the principles and requirements set forth on Exhibit A hereto. The Deferred Customer Payment shall be calculated based on a 3.0x multiple of the average run-rate Gross Profit for the trailing three (3) months from (i) executed contracts for the sale of services and goods with new customers entered into after the date hereof and on or prior to the Deferred Customer Payment Date and (ii) material expansions of existing customer contracts, as determined by Buyer in a commercially reasonable manner, during the Deferred Customer Calculation Period (each such customer, a “Deferred Customer”); provided that the Deferred Customer Payment shall in no event exceed $1,500,000 in the aggregate (the “Maximum Deferred Customer Payment”). The Buyer shall use commercially reasonable efforts to achieve the Maximum Deferred Customer Payment; provided that, from and after the Closing Date and until the Deferred Customer Payment Date, the financial information and other documents related to the Business and the Purchased Assets shall be made available to the Seller upon reasonable request for the purpose of tracking progress and verifying payments made with respect to the Deferred Customers. Should any dispute arise regarding the Deferred Customer Payment amount, the dispute will be resolved by and through the same process laid out in Section 1.7.

(b)               Within one hundred thirty five (135) days following the Deferred Customer Payment Date, Parent shall pay, or cause to be paid, by wire transfer of immediately available funds, an amount equal to the Deferred Customer Payment to the Seller to such account set forth on the Purchase Price Closing Settlement Statement or such alternative account designated by the Seller as delivered in writing to the Buyer before executing such wire transfer.

(c)               Subordination of Deferred Customer Payment. For so long as the Credit Agreement remains in effect:

(i)                 Seller acknowledges and agrees that the Deferred Customer Payment is, and shall remain, unsecured. In the event that the Seller obtains any liens or security interests securing the Deferred Customer Payment, (A) Senior Agent shall be deemed authorized by the Seller to file UCC termination statements necessary to terminate such liens and security interests and (B) the Seller shall promptly execute and deliver to Senior Agent such releases and terminations as Senior Agent shall reasonably request to effect the release of such liens, and security interests.

(ii)              Except as expressly provided for in this Agreement or as the Senior Agent may hereafter otherwise expressly consent in writing, the payment of the Deferred Customer Payment and any amount in respect thereof is and shall be expressly subordinated and junior in right of payment to the prior Payment in Full of all Senior Indebtedness. Until the Payment in Full of all Senior Indebtedness, in no event shall Parent, directly or indirectly, pay, and in no event shall Seller accept, payment of the Deferred Customer Payment, except that Parent shall be permitted to pay, and Seller shall be permitted to receive, payment of the Deferred Customer Payment as calculated under this Section 1.8 (as in effect on the Closing Date) if and only to the extent that immediately before giving effect to such payment no Senior Default or Event of Default exists and is continuing and no Senior Default or Event of Default would exist as a result of such payment. The parties hereto acknowledge and agree that each of the Senior Agent and each Senior Lender shall be entitled to rely on, and shall be deemed to have incurred Senior Indebtedness in reliance upon, the agreements set forth in this Section 1.8(c), and shall be a third party beneficiary of this Section 1.8(c), and that, no provision of this Section 1.8(c) (or any other provision hereunder that has the effect of materially adversely affecting the rights and protections afforded to the Senior Agent under this Section 1.8(c)) may be amended, supplemented or otherwise modified or waived unless such amendment, supplement or other modification or waiver is in writing and signed by the parties hereto and the Senior Agent.

(iii)            In the event of any Reorganization, all Senior Indebtedness shall first be Paid in Full before any payment or distribution is made on account of the Deferred Customer Payment. Prior to such Payment in Full of the Senior Indebtedness, in any proceedings seeking to effect a Reorganization, any payment or distribution of any kind or character which may be payable or deliverable in respect of the Deferred Customer Payment shall be paid or delivered (in the form received duly endorsed to the Senior Agent) directly to the Senior Agent for application to payment of the Senior Indebtedness, until all Senior Indebtedness shall have been Paid in Full.

(iv)             If the Deferred Customer Payment is then outstanding, then in any proceedings with respect to any Reorganization prior to the Payment in Full of all Senior Indebtedness, the Seller, by its acceptance hereof, irrevocably authorizes the Senior Agent, in its sole discretion:

(A)             to prove and enforce any claims on the Deferred Customer Payment owed by Parent to Seller either in the name of the Senior Agent or in the name of Seller as the attorney-in-fact of Seller (including to execute, verify, deliver and file any proofs of claim and/or vote any such claim);

(B)              to accept and execute receipts for any payment or distribution made with respect to any such Deferred Customer Payment and to apply such payment or distribution to the payment of the Senior Indebtedness; and

(C)              to take any action and to execute any instruments necessary to effectuate the foregoing, either in the name of the Senior Agent or in the name of Seller as the attorney-in-fact of Seller.

(v)               If, notwithstanding the foregoing provisions of this Section 1.8, the Seller shall receive any payment or distribution from Parent in respect of the Deferred Customer Payment in contravention of this Section 1.8, such payment or distribution shall be held in trust by Seller and promptly paid over to the Senior Agent for application to the payment of Senior Indebtedness until all such Senior Indebtedness shall have been Paid in Full.

(vi)             Notwithstanding any provision to the contrary contained herein or otherwise with respect to the Deferred Customer Payment, Seller shall not, prior to the Payment in Full of all Senior Indebtedness, without the prior written consent of the Senior Agent, institute or participate in any proceedings to enforce the Deferred Customer Payment or exercise any other remedies in respect of the Deferred Customer Payment (including acceleration of the Deferred Customer Payment or commencing, or joining with any other creditor of Parent and its Subsidiaries in commencing, any proceeding against Parent or any of its Subsidiaries seeking to effect a Reorganization). In addition, Seller shall not institute or participate in any proceedings or take any other action challenging the enforceability, validity, security, perfection or priority of the Senior Indebtedness or any liens or security interests securing the Senior Indebtedness.

(vii)          Parent and its Subsidiaries shall not grant, and Seller shall not demand, accept or receive, (A) any collateral, direct or indirect, for the Deferred Customer Payment or (B) any guarantee from Parent or any of its Subsidiaries of the Deferred Customer Payment.

(viii)        Parent represents that the Deferred Customer Payment is not subordinated to any obligations other than the Senior Indebtedness and covenants that it will not subordinate the Deferred Customer Payment to any other obligations except with the prior written consent of the Senior Agent.

(ix)             If Senior Agent or any Senior Lender is required by reason of a judgment or order of any court or administrative authority having competent jurisdiction to repay any amounts or property received by Senior Agent or such Senior Lender on account of the Senior Indebtedness, and Senior Agent or such Senior Lender repays or returns such amounts or property, then the subordination provisions of this Section 1.8 shall be reinstated retroactively with respect to the amounts so repaid or property so returned as if such amounts or property had never been received by Senior Agent or such Senior Lender, notwithstanding any termination thereof or the cancellation of any Senior Loan Documents.

(x)               Seller, by its acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein by each holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred or assumed, and waives reliance by each such holder of Senior Indebtedness upon such provisions.

(xi)             Senior Agent and the Senior Lenders may at any time, and from time to time, in their absolute discretion, without adversely affecting the subordination provisions of this Section 1.8(c) or their rights hereunder, increase the commitments under the revolving credit facility or increase the term loans or extend new term loans, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness, or amend, supplement or otherwise modify any Senior Loan Document or other document evidencing Senior Indebtedness, or exercise or refrain from exercising any other or their rights or remedies under the Senior Indebtedness, including, without limitation, the waiver of any Senior Default or Event of Default or any other default or event of default thereunder, all without notice to or assent from Seller.

(xii)          No right of any present or future holder of Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Parent or its Subsidiaries or Seller or by any act or failure to act by any such holder of Senior Indebtedness, or by any noncompliance by Parent or its Subsidiaries or Seller with the terms, provisions and covenants hereof, regardless of any knowledge thereof with which any such holder of Senior Indebtedness may have or otherwise be charged.

(xiii)        Each of Parent and Seller, by its respective acceptance hereof, covenants to execute and deliver to the Senior Agent such further instruments and to take such further action as the Senior Agent may at any time or times reasonably request in order to carry out the provisions and intent of this Section 1.8.

Section 1.9.          Allocation of Purchase Price.

(a)               Buyer shall prepare an allocation (the “Allocation Schedule”) of the Purchase Price (and all other capitalized costs) among the Purchased Assets in accordance with Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate), which Allocation Schedule shall be binding upon the Seller. Based upon the terms hereof and the Seller Disclosure Schedule, a preliminary Allocation Schedule prepared by the Buyer is included herein as Exhibit B. Buyer shall deliver such Allocation Schedule to Seller within sixty (60) days after the Closing Date. Buyer and Seller shall report, act, and file Company Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with such Allocation Schedule. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such Allocation Schedule. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation Schedule unless required to do so by applicable law.

(b)               If Seller provides a notice of objections (the “Notice of Objections”) to Buyer within fifteen (15) Business Days of receipt of the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve the objections raised by Seller in the Notice of Objections. If Buyer and Seller fail to resolve the objections raised by Seller within thirty (30) days after receipt of the Notice of Objections, then the dispute shall be resolved by the Independent Accountant in accordance with Section 1.7(e), including the arbitration provisions in the event of a dispute as to the Independent Accountant’s final determination. Buyer and Seller shall share equally the fees and expenses of the Independent Accountant for this purpose. The Parties shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule, as originally provided by Buyer (if Seller does not provide a timely Notice of Objections), as agreed to by Buyer and Seller, or as determined by the Independent Accountant, arbitrator(s) or court of competent jurisdiction as the case may be (in each case, the “Final Allocation Schedule”), and shall not take any action or position that is inconsistent therewith. The Parties shall update the Final Allocation Schedule to reflect any further adjustments to the Purchase Price in a manner consistent with the principles used to create the Final Allocation Schedule, and the Parties shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Final Allocation Schedule, as revised, and shall not take any action or position that is inconsistent therewith.

Section 1.10.      Non-Assignable Assets. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease or other agreement or arrangement or any claim, right or benefit, if an assignment without the consent of a third party would constitute a breach or violation thereof and would adversely affect Seller’s ability to convey the interest or impair the interest as conveyed to Buyer. Seller shall obtain each of the required consents or waivers of third parties set forth in Section 1.10 of the Seller Disclosure Schedule, in each case in form and substance reasonably satisfactory to Buyer (the “Required Consents”), and deliver such Required Consents at the Closing unless otherwise mutually agreed between the Buyer and the Seller. If a Required Consent is not obtained on or prior to the Closing Date, or if an attempted assignment would be ineffective or would affect Seller’s ability to convey the interest unimpaired, then, at Buyer’s request, Seller shall use best efforts to cooperate with Buyer in any reasonable arrangement, including performance by Seller or Buyer, as the case may be, as agent for the other, in order to cause Buyer to receive the benefits of such interest, including but not limited to all revenue, Receivables and other cash flow under such interest, and to accept the burdens and perform the obligations, under any such instrument, contract, lease or other agreement or arrangement or any such claim, right or benefit all as of the Closing; provided, however, that the Parties will continue to use their best efforts after the Closing to obtain the applicable Required Consent. Any transfer or assignment to Buyer by Seller of any interest under any such instrument, contract, lease or other agreement or arrangement or any such claim, right or benefit that requires the consent of a third party shall be made subject to such consent or approval being obtained.

Section 1.11.      Deliveries by Seller and the Members. At the Closing, Seller and the Members, as applicable, shall deliver to Buyer:

(a)               a duly executed Bill of Sale, Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit C (the “Bill of Sale, Assignment and Assumption Agreement”);

(b)               a duly executed Escrow Agreement, substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”), pursuant to which the Escrow Fund will be held in escrow to satisfy certain potential obligations of Seller and will be released to Seller or Buyer when and as provided therein;

(c)               duly executed consulting agreements between Buyer or an Affiliate of Buyer, on the one hand, and each of John Little and Larry Seay, on the other hand, in the form attached as Exhibit E (the “Consulting Agreements”);

(d)               a duly executed employment offer letter, between Buyer or an Affiliate of Buyer, and Joel Powell, in the form attached as Exhibit F (the “Offer Letter”);

(e)               copies of payoff letters, in form and substance reasonably satisfactory to Buyer, with respect to all Indebtedness of Seller, including but not limited to the Indebtedness set forth on Section 1.11(e) of the Seller Disclosure Schedule, which payoff letters shall discharge fully the then outstanding balance, including all accrued and unpaid interest thereon and any other fees, costs and expenses payable to the holders in connection therewith, of such obligations;

(f)                a duly executed Lease in the form attached as Exhibit G (the “Lease”), dated as of the Closing Date;

(g)               a duly executed FIRPTA certificate of Seller, as described in Section 4.3;

(h)               duly executed assignments of all Intellectual Property owned by the Seller, including any and all domain names;

(i)                 duly and properly authorized and executed evidence (in form and substance reasonably satisfactory to Buyer) as to the amendment of Seller’s articles of organization (the “Organizational Amendment”) changing Seller’s name to another name that does not include any of the following words “InStream Environmental” or any variation thereof;

(j)                 the Required Consents pursuant to Section 1.10; and

(k)               all such other documents, certificates, instruments of assignment and transfer as are reasonably necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including but not limited to all such documents effecting the transfer to Buyer of all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens, subject to Permitted Encumbrances, in accordance with this Agreement, in form and substance reasonably satisfactory to Buyer, and to assist Buyer in exercising all rights with respect thereto.

Section 1.12.      Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller, the Members and the Escrow Agent, as applicable:

(a)               the Initial Purchase Price in accordance with Section 1.6;

(b)               each of the following documents, duly executed: (i) the Bill of Sale, Assignment and Assumption Agreement, (ii) the Escrow Agreement, (iii) the Consulting Agreements, (iv) any assignments with respect to the transfer of any Intellectual Property, (v) the Offer Letter, and (vi) the Lease; and

(c)               such other documents as are required to be delivered by Buyer to Seller pursuant to this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER AND MEMBERS

Except as set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”), Seller and the Members hereby, jointly and severally, represent and warrant to Buyer as of the Effective Date and the Closing Date as follows:

Section 2.1.          Organization, Standing and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of South Carolina. Seller has all requisite limited liability company power and authority necessary to enable it to use its name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as it has been and is now currently being conducted. Seller is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary. Seller has no Subsidiaries.

(a)               True, correct and complete copies of the Organizational Documents of Seller, as currently amended and in effect, have been made available to Buyer prior to the date hereof, and Seller is not in default under or in violation of any provision thereof.

(b)               Seller does not, and has never, owned, directly or indirectly, any capital stock or other equity interests in any Person (except for investments in securities not exceeding 1% of the issued and outstanding equity of any publicly held company). Seller is not subject to any obligation (by Law, contract or otherwise) to make any investment or otherwise acquire capital stock or other equity interests in any other Person.

Section 2.2.          Authority. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The Members have the legal authority and capacity to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the Members and the consummation by Seller and the Members of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of Seller and the Members and no other proceedings on the part of Seller or the Members are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, when executed and delivered, each of the Ancillary Agreements will have been, duly executed and delivered by Seller and the Members and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitutes (and in the case of the Ancillary Agreements, will constitute) a legal, valid and binding obligation of Seller and the Members, enforceable against Seller and the Members in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

Section 2.3.          Title to Purchased Assets; Ownership. Seller has good, valid and marketable title to, a valid leasehold interest in, or other legal rights to possess or use, the Purchased Assets, free and clear of all Liens other than Permitted Encumbrances. Except for the personal property of the Members utilized in the Business and listed on Section 2.3 of the Seller Disclosure Schedule, the Purchased Assets (i) constitute all of the assets and properties, including all real property, tangible personal property and intangible personal property, used to conduct the Business as such business is currently conducted, and, are sufficient to conduct the Business from and after the Closing in the same manner as currently conducted by Seller and (ii) are in the exclusive possession and control of Seller, and no other Person other than Seller is entitled to possession of any portion of the Purchased Assets (except under those circumstances where the nature of the conduct of the Business in the ordinary course thereof requires possession and/or control thereof by third persons). Seller has conveyed to Buyer at and effective upon the Closing good, valid and marketable title to, and ownership of, all of its properties and assets constituting the Purchased Assets and the enforceable right to receive and/or use such Purchased Assets, free and clear of all Liens. The Members are the sole members of Seller, and no other Person has any legal or beneficial interest in Seller, nor are the Membership Interests subject to any Liens.

Section 2.4.          Noncontravention; Governmental Approval.

(a)               Except as contemplated by Section 2.4 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the Members do not and will not, and the consummation by Seller and the Members of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance by Seller and the Members with the provisions of this Agreement and the Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Seller under, or require any consent or approval by, or any notice to, any person under, (i) the Organizational Documents of Seller, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments, modifications and supplements thereto, a “Contract”), to which Seller is a party or any of its properties, rights or assets is subject or (iii) any (A) federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to Seller or any of its properties, rights or assets or (B) order, writ, injunction, decree, judgment, award, summons, notice of violation, directive, warning, notice or demand letter or request for information, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to Seller or its properties, rights or assets; (iv) breach any Assumed Contract; or (v) result in the imposition or creation of any Lien upon or with respect to any of the Purchased Assets.

(b)               No consent, approval, license, permit, order, qualification or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Seller or the Members in connection with the execution, delivery and performance by Seller and the Members of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby. Except as contemplated by Section 2.4 of the Seller Disclosure Schedule, no consent, waiver, approval or authorization of, or action by, or any notice given to, any third party other than a Governmental Entity pursuant to a Contract or Real Property Lease must be obtained or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby, including, without limitation, as a result of a change of control of Seller.

Section 2.5.          Capital Structure. Section 2.5 of the Seller Disclosure Schedule sets forth all of the issued and outstanding Membership Interests of the Seller as of the date of this Agreement, and such Membership Interests constitute all of the issued, outstanding and authorized Equity Interests of Seller. The Membership Interests of Seller are free of any restriction on the right to vote such Membership Interests. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, there are no options, convertible securities, warrants or convertible obligations of any nature to acquire Equity Interests of Seller.

Section 2.6.          Financial Statements; Liabilities.

(a)               Section 2.6(a) of the Seller Disclosure Schedule sets forth (i) the unaudited balance sheets of Seller as of December 31, 2019 and 2020 (the balance sheet as of December 31, 2020, the “2020 Balance Sheet”), (ii) the unaudited statements of operations of Seller for the years ended December 31, 2019 and 2020, (iii) the unaudited statements of operations of Seller for the nine months ended September 30, 2021 (the balance sheets and statements of operations referred to in clauses (i) and (ii) above, together with any notes thereto, being collectively referred to as the “Annual Financial Statements”; the statements of operations referred to in clause (iii) above, together with any notes thereto, being collectively referred to as the “Interim Financial Statements”; and the Annual Financial Statements and the Interim Financial Statements being collectively referred to as the “Financial Statements”). Except as set forth on Section 2.6(a) of the Seller Disclosure Schedule, the Interim Financial Statements have been prepared on the same basis as the Annual Financial Statements. The Financial Statements have been derived from the books and records of Seller, were prepared in accordance with the accounting methodologies of Seller, including the non-GAAP treatment set forth on Section 2.6(a) of the Seller Disclosure Schedule, applied on a consistent basis (except as may be set forth in the notes thereto or as otherwise noted therein), and present fairly, in all material respects, the financial position and the results of operations and cash flows of Seller as of the respective dates thereof or for the periods then ended (subject, in the case of the Interim Financial Statements, to the absence of notes and normal year-end adjustments, the effect of which adjustments have not been and will not be material).

(b)               Except as set forth in Section 2.6(b) the Seller Disclosure Schedule, there are no liabilities or obligations of Seller required to be recorded or disclosed under GAAP of any nature or type, whether or not absolute, accrued, contingent or otherwise, other than as and only to the extent reflected or reserved against in the Financial Statements and for liabilities or obligations of Seller that have been incurred since September 30, 2021 in the ordinary course of business consistent with past practices.

(c)               Seller has no current intention to correct or restate, and to the Knowledge of Seller, there is not any basis to correct or restate any of the Financial Statements. Seller has not had any disagreement with any of its auditors regarding material accounting matters or policies during the past full fiscal year or during the current fiscal year-to-date.

Section 2.7.          Indebtedness. Section 2.7 of the Seller Disclosure Schedule sets forth as of the date of this Agreement a list separately identifying (a) each agreement, indenture or contract relating to any Indebtedness of Seller, and (b) each guarantee by Seller of Indebtedness of another Person. Except as set forth on Section 2.7 of the Seller Disclosure Schedule, Seller has no outstanding Indebtedness.

Section 2.8.          Absence of Certain Changes or Events. Except as set forth in Section 2.8 of the Seller Disclosure Schedule, since December 31, 2020, (i) there has not been any change in the business, assets, financial position, operations, results of operations or prospects of Seller or the Business, other than any such changes that occurred in the ordinary course of business consistent with past practice, (ii) Seller has made all capital expenditures in the ordinary course of business consistent with past practice, and (iii) Seller has conducted the Business in the ordinary course of business consistent with past practice and has not:

(a)               mortgaged, pledged or subjected to lien, restriction or any other Lien any of the property, businesses or assets, tangible or intangible, of Seller;

(b)               paid any obligation or liability (absolute or contingent) other than current liabilities reflected in the 2020 Balance Sheet and current liabilities incurred since December 31, 2020 in the ordinary course of business consistent with past practice;

(c)               sold, transferred, leased to others or otherwise disposed of any of its assets (or committed to do any of the foregoing), or canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value, except in the ordinary course of business consistent with past practice;

(d)               suffered any damage, destruction or loss (whether or not covered by insurance);

(e)               undertaken or committed to undertake any capital expenditures or capital additions or betterments for any single project or related series of projects other than (i) in the ordinary course of business consistent with past practice or (ii) those reflected on the Financial Statements;

(f)                decreased the amount of any reserves for doubtful accounts receivable or written down or written up the value of any equipment or other asset, except in the ordinary course of business consistent with past practice;

(g)               instituted any litigation or any Action before any Governmental Entity relating to the Business or Seller or any of its properties or assets;

(h)               other than in the ordinary course of business consistent with past practice, (i) increased the compensation levels, remuneration or the method of determining the compensation of any employee or any bonus payment or similar arrangement with or for the benefit of any such employee, (ii) increased benefits expense to Seller, any payments made or declared into any profit-sharing, pension, or other retirement plan for the benefit of employees, (iii) executed, implemented, amended or terminated any Seller Benefit Plan or other compensation agreement pertaining to any employees or (iv) agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, share option or any other benefit relating to the profit or sales of Seller, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with employees;

(i)                 made any change in its accounting policies or principles or the methods by which such principles are applied for financial accounting purposes including, without limitation, with respect to the payments of accounts payable and collections of accounts receivable;

(j)                 made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan;

(k)               amended (including but not limited to granted price concessions under), terminated, waived or cancelled any Contract or amended, terminated, waived or cancelled any right or claim it had under any such Contract;

(l)                 canceled any debts owed to it or claims held by it (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;

(m)             accelerated or delayed collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected except in the ordinary course of its business consistent with past practice;

(n)               delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid except in the ordinary course of its business consistent with past practice; or

(o)               entered into or become committed to enter into any Contract or transaction, except in the ordinary course of business consistent with past practice, and there are no material purchase commitments outstanding.

Section 2.9.          Litigation. Except as set forth in Section 2.9 of the Seller Disclosure Schedule, (a) there are no Actions pending or, to the Knowledge of Seller, threatened against or involving Seller or any of its properties, rights or assets, or, to the Knowledge of Seller, any present or former officer, director, manager, member or employee of Seller in their capacity as such and (b) neither Seller nor any of its properties, rights or assets, nor, to the Knowledge of Seller, any present or former officer, director, manager, member or employee of Seller in their capacity as such, is or are subject to any Order.

Section 2.10.      Contracts.

(a)               Section 2.10(a) of the Seller Disclosure Schedule sets forth a list of each Contract to which Seller is a party or by which it is bound as of the date of this Agreement (collectively, the “Seller Contracts”) and that are:

(i)                 Contracts providing for severance, retention, change in control or other similar payments relating to the Employees;

(ii)              Contracts establishing any joint venture, partnership, strategic alliance, licensing arrangement, sharing of profits or other material collaboration;

(iii)            Contracts that limit, or purport to limit, the ability of Seller or, after the consummation of the transactions contemplated hereby, Buyer, to compete in any line of business or with any Person or in any geographic area or during any period of time or that require Seller or, after the consummation of the transactions contemplated hereby, Buyer, to deal exclusively with a given Person in respect of a given matter;

(iv)             Contracts for the sale of any Purchased Assets or the grant of any preferential rights to purchase any Purchased Assets or requiring the consent of any party to the transfer thereof;

(v)               Contracts related to an acquisition or sale of assets or other acquisition, divestiture, merger or similar transaction, in each case, involving consideration in excess of $100,000 and entered into during the five (5) years prior to the date hereof and containing representations, covenants, indemnities or other obligations that are still in effect;

(vi)             Contracts relating to the incurrence, assumption or guarantee of any Liability or imposing a Lien on any of the Purchased Assets, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(vii)          Contracts with material customers;

(viii)        Contracts (or group of related contracts and accounts such as being under common management) currently in existence or actively serviced resulting in estimated payment obligations of more than $40,000 annually or $120,000 in the aggregate;

(ix)             royalty Contracts, licenses or any other Contracts relating to any Intellectual Property rights (excluding licenses pertaining to “off-the-shelf” commercially available Software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a licensee fee of no more than $10,000);

(x)               Contracts with material vendors;

(xi)             material Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice; and

(xii)          other Contracts in effect as of the date of this Agreement to which Seller is a party and that are material to the conduct of the Business, or the use or operation of the Purchased Assets or the Assumed Liabilities, as presently conducted.

(b)               Each Seller Contract is valid, binding and enforceable in accordance with its respective terms against Seller and each other party thereto, and in full force and effect (and will continue in full force and effect after giving effect to the sale of the Purchased Assets without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder or the accelerating of any obligations thereunder and, except as set forth on Section 2.4 of the Seller Disclosure Schedule, without notice to, the consent, approval or act of, or the making of any filing with, any Person), subject to the Bankruptcy and Equity Exception, except to the extent that it has previously expired in accordance with its terms. Neither Seller nor any counterparty to any Seller Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, or provide any basis for termination of, any Seller Contract. Except as set forth in Section 2.10 of the Seller Disclosure Schedule, no party to any Seller Contract has given Seller notice, orally or in writing, of its intention to cancel, terminate, change the scope of rights under, decrease its services or supplies to Seller or its usage of the services or products of Seller under, or fail to renew any Seller Contract and neither Seller nor any other party to any Seller Contract has repudiated in writing any provision thereof. Seller does not anticipate any termination or change to any Seller Contract as a result of the transactions contemplated hereby. Except as set forth in Section 2.10(b) of the Seller Disclosure Schedules, Seller is not currently renegotiating any Seller Contract or paying liquidated damages in lieu of performance thereunder. Except as set forth in Section 2.4 of the Seller Disclosure Schedule, each Seller Contract is freely assignable by the Seller without the consent of any counterparty. Seller has furnished Buyer, prior to the date hereof, with true, correct and complete list of Seller’s customer accounts that are currently in existence and has provided Buyer with true, correct and complete copies of each Seller Contract, each together with all amendments, waivers or other changes thereto. Section 2.10(b) of the Seller Disclosure Schedules sets forth a list of any missing Seller Contracts and any oral Seller Contracts.

Section 2.11.      Compliance with Laws; Permits.

(a)               Except as set forth on Section 2.11 of the Seller Disclosure Schedule, since December 31, 2020, (i) Seller is and has been in compliance with all Laws and Orders applicable to it, its properties, rights or assets or its business or operations and (ii) no Action has been filed or commenced or, to the Knowledge of Seller, threatened, against Seller alleging any failure to so comply. Seller is not a party to, or bound by, any Order that is material. All matters set forth on Section 2.11 of the Seller Disclosure Schedule have been resolved without any further obligation or liability of Seller.

(b)               Seller has in effect all approvals, authorizations, certificates, filings, franchises, licenses, exemptions, notices and permits of or with all Governmental Entities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted and as were conducted through the most recently completed fiscal year. All Permits included in the Purchased Assets, if any, are in full force and effect and constitute all Permits required to permit Seller to operate or conduct the Business as currently conducted or to hold any interest in the Purchased Assets except to the extent the failure to be in full force and effect would not be material to the Business, Purchased Assets or Assumed Liabilities. There has occurred no default under, or violation of, any such Permit, and Seller is in compliance with the terms of the Permits. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements would not cause the revocation, modification or cancellation of any Permit.

(c)               None of Seller or any of its officers, directors, managers, members, shareholders, employees, agents, advisors or Representatives, has, in the course of its actions for, or on behalf of, any of them (i) knowingly used any funds of Seller for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other Person or (iii) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”) or any other United States and foreign Laws concerning corrupting payments or practices, and each of such Persons is in compliance with the Foreign Corrupt Practices Act and any other United States and foreign Laws concerning corrupting payments or practices. Since January 1, 2017, Seller has not received any written notice that it has been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by the Seller of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments or practices. Seller has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the Foreign Corrupt Practices Act and any other United States or foreign Laws concerning corrupting payments or practices.

(d)               No Action, Order or Law shall have been instituted or, to the Knowledge of Seller, threatened or proposed by any Governmental Entity that would have a Material Adverse Effect on the Business.

Section 2.12.      Real Properties.

(a)               Seller does not own any interests in real property.

(b)               Section 2.12(b)(i) of the Seller Disclosure Schedule lists each real property leased, subleased, licensed or occupied by, or from, Seller (the “Leased Real Property”). Seller has delivered to Buyer true, correct and complete copies of all leases, subleases, licenses or other occupancy agreements or contracts (collectively, together with all amendments, modifications or supplements thereto, and assignments thereof, “Real Property Leases”) relating to the Leased Real Property or to which Seller is a party or by which Seller is bound. With respect to each Real Property Lease:

(i)                 Such Real Property Lease is legal, valid, binding, enforceable and in full force and effect against Seller, as applicable, and, to the Knowledge of Seller, the other party thereto;

(ii)              Neither the Seller, nor to the Knowledge of Seller, the other party to such Real Property Lease is in breach or default under such Real Property Lease and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease;

(iii)            Neither the Seller, and to the Knowledge of Seller, the other party to such Real Property Lease, has received any notice of cancellation or termination from any landlord or subtenant under any of the Real Property Leases;

(iv)             Seller has paid or accrued its monthly rental, additional rent and all other monetary obligations due under each of the Real Property Leases through the last day of the month of this Agreement;

(v)               The full security deposit, if any is required, is held under each Real Property Lease by the other party thereto, or in the case where the Seller is the sublessor, by the Seller. No security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been re-deposited in full;

(vi)             The other party to such Real Property Lease is not an Affiliate of and, to the Knowledge of Seller, does not otherwise have any economic interest in the Seller; and

(vii)          The Seller has received all approvals of Governmental Entities (including licenses and Permits) required in connection with the ownership or lease of the Real Property, as applicable, and operation thereof.

(c)               The Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any of the Leased Real Property. The Leased Real Property constitutes all of the land, buildings, structures, improvements, fixtures or other interests and rights in real property that are used or occupied by the Seller in connection with the Business. All of the Leased Real Property has access to public roads and to all utilities necessary for the operation of the Business. To the Knowledge of Seller, there is no pending or contemplated condemnation or eminent domain proceeding with respect to any Leased Real Property. The Seller is not a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another person or entity any right to the possession, use, occupancy or enjoyment of the Leased Real Property. There are no encroachments upon any of the parcels comprising the Leased Real Property (other than such encroachments as would not affect the usability or marketability of the applicable parcel of Leased Real Property) and no portion of any improvement encroaches upon any property not included within the Leased Real Property or upon the area of any easement affecting the Leased Real Property.

(d)               To the Knowledge of Seller, all of the Leased Real Property, fixtures and improvements thereon owned or leased by the Seller, are in good operating condition without structural defects. To the Knowledge of Seller, all mechanical and other building systems located on the Leased Real Property, are (i) in good operating condition, and no condition exists requiring material repairs, alterations or corrections, and (ii) suitable, sufficient and appropriate in all respects for their current use. None of the improvements located on the Leased Real Property or uses being made of the Leased Real Property constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Seller has delivered to Buyer true, correct and complete copies of all deeds, title exception documents (for example, easements, restrictive covenants), title reports, title polices (“Existing Title Policies”) and surveys (“Existing Surveys”) for the Leased Real Property in the Seller’s possession or control. No claim has been made under any of the Existing Title Policies or Existing Surveys. The Seller has delivered to Buyer true, correct and complete copies of any Order entered, issued, made or rendered by, or any Contract with, any Governmental Entity in connection with or relating to the Leased Real Property.

(e)               None of the Leased Real Property is now damaged or injured as a result of any fire, explosion, accident or other casualty that is not adequately insured against under the insurance policies maintained by the Seller with respect to the Leased Real Property.

(f)                To the Knowledge of the Seller, all reciprocal easement contracts, conditions and restrictions and similar public or private restrictive covenants to which the Leased Real Property is subject have not been violated. There exist no outstanding requirements or recommendations by (i) any insurance policy maintained by Seller currently insuring any Leased Real Property, (ii) any board of fire underwriters or other body exercising similar functions with respect to any Leased Real Property or (iii) the holder of any encumbrance on any Leased Real Property, in each such case that require or recommend any repairs or work of any material nature be performed on such Leased Real Property.

(g)               Set forth in Section 2.12(g)(i) of the Seller Disclosure Schedule is a true, correct and complete list of all material plans and specifications relating to the Leased Real Property in the possession of the Seller. True, correct and complete copies of such material plans and specifications in the possession of the Seller have been furnished to Buyer. Except as set forth in Section 2.12(g)(ii) of the Seller Disclosure Schedule, to the Knowledge of Seller, no Leased Real Property is, or will be, subject to zoning, use or building code restrictions that would prohibit, and, to the Knowledge of Seller, no state of facts exist with respect to the Leased Real Property or will exist, that would prevent the continued leasing or use of such Leased Real Property after the Closing consistent with the current or contemplated use. Without limiting the foregoing, (i) to the Knowledge of Seller, there are no plans of any Governmental Entity to change the highway or road system in the vicinity of the Leased Real Property or to restrict or change access from any such highway or road to the Leased Real Property that could adversely affect access to any roads providing a means of ingress to or egress from the Leased Real Property, and (ii) to the Knowledge of Seller, there is no pending or proposed action to change or redefine the zoning classification of all or any portion of any of the Leased Real Property.

(h)               To the Knowledge of the Seller, no action seeking a reduction in real estate Taxes imposed upon the Leased Real Property or the assessed valuation thereof (or any portion thereof) (i) has been settled during the period in which the Leased Real Property has been leased by the Seller or (ii) is currently pending.

Section 2.13.      Intellectual Property.

(a)               Section 2.13(a)(i) of the Seller Disclosure Schedule sets forth a true and complete list of all registered and unregistered Intellectual Property that is owned by Seller and used in the operation of the Business (collectively, the “Owned IP”), including but not limited to: (i) for each Patent and Patent application, the Patent number or the Patent application number, as applicable; (ii) for each registered trademark and trademark application, the registration number or the trademark application serial number, as applicable, and the class of goods covered, along with all common law trademarks; (iii) for each registered copyright or copyright application, the registration number or the copyright application number, as applicable, as well as all common law copyrights; (iv) trade names; (v) registered Internet domain names; and (vi) social media sites.  Except as set forth in Section 2.13(a)(ii) of the Seller Disclosure Schedule, Seller owns the entire right, title and interest to all Owned IP free and clear of all Liens and no Person (other than the Seller), including any current or former member, stockholder, officer, consultant, manager, employee or vendor of the Seller or any of its Affiliates, has any ownership claim to, ownership right (whether or not currently exercisable) to, ownership interest in, or exclusive rights to any improvements made to, any Owned IP.  All renewal, application and other fees, and all other actions, required for the maintenance, registration or prosecution of any of the Owned IP prior to the Closing have been paid.  Without limiting the generality of the foregoing, all assignments from Persons necessary or appropriate to vest ownership in the Seller of any Owned IP have been obtained and properly recorded.  All of the Owned IP, the registrations and applications for registration of which are set forth on Section 2.13(a)(i) of the Seller Disclosure Schedule, are valid and in full force and effect.  To the Knowledge of the Seller, all of the other rights within the Owned IP are valid and subsisting.  The Seller is not subject to any Order that restricts or impairs the use of any Owned IP as currently used in the Business.  All filings for the Owned IP are in good standing.  Seller has not made any submission or suggestion to, and is not subject to any agreement with, any Person or standards body or other similar entity that would obligate the Seller or Buyer to grant licenses to any Person or otherwise impair or limit Seller’s control of any Intellectual Property.

(b)               Section 2.13(b) of the Seller Disclosure Schedule sets forth a true and complete list of all Intellectual Property not owned by Seller and material or necessary to the conduct of the Business (the “Licensed IP”), together with all Contracts pursuant to which licenses of third party Intellectual Property are licensed to Seller (the “Transferred Licenses”).  Seller has the right to use the Licensed IP free and clear of all Liens.  The consummation of the transactions contemplated by this Agreement will not violate, result in the breach of, give rise to any right of modification, cancellation, termination, acceleration or suspension of, or require the authorization of, exemption by or consent of any Person under, any of the Transferred Licenses. Immediately following the Closing Date, the Buyer will be permitted to exercise all of the Seller’s rights under all Transferred Licenses, to the same extent the Seller would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Seller would otherwise be required to pay had such transactions not occurred.

(c)               The Owned IP, together with the Licensed IP, include all of the Intellectual Property used in or necessary to the conduct of the Business as currently conducted, and is not subject to any Liens.  Neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby will result in the release, disclosure or delivery of any Owned IP or Licensed IP, by or to any escrow agent or other Person, or in the grant, assignment or transfer to any other Person of any license or other right to any Owned IP or Licensed IP, or in the termination or modification of (or right to terminate or modify) any Owned IP or Licensed IP.

(d)               No Actions (including oppositions, interferences, cancellations, litigations or other proceedings) or Orders are pending or, to the Knowledge of Seller, have been threatened in the last three years (including cease and desist letters or requests for a license) against Seller with regard to any Intellectual Property.

(e)               To the Knowledge of Seller, operation of Seller’s business as currently conducted does not improperly use any Intellectual Property and does not infringe, misappropriate or violate the Intellectual Property of any other Person. To the Knowledge of Seller, no entity is infringing, misappropriating or otherwise violating any Intellectual Property used in the operation of the Business.

(f)                Seller has provided Buyer with true, correct and complete copies of all Contracts relating to Intellectual Property used in the operation of the Business to which Seller is a party.  There has not been any unauthorized disclosure of any third party Intellectual Property by Seller or its officers or employees. None of the products or services offered by, on behalf of, or through Seller (whether by sale, license or otherwise) has been, or is, falsely, incorrectly or improperly marked or mismarked with any Intellectual Property.

Section 2.14.      Tax Matters.

(a)               Except as set forth on Section 2.14 of the Seller Disclosure Schedules, the Company has:

(i)                 duly and timely filed, or caused to be filed, in accordance with applicable law all Company Tax Returns, each of which is true, correct and complete,

(ii)              duly and timely paid in full, or caused to be paid in full, all Company Taxes due and payable (whether or not shown on any Company Tax Return) on or prior to the Closing Date, and

(iii)            properly accrued in accordance with GAAP on its books and records a provision for the payment of all Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Pre-Closing Period or the portion ending on the Closing Date.

(b)               No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable law, has been filed. There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.

(c)               No Company Tax Return has ever been filed, and no Company Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax Return). There is no actual or potential theory or circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of a Tax sharing agreement or other contract or by operation of law) under which the Company is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale, asset of or any activity conducted by any other Person.

(d)               Except as set forth on Section 2.14 of the Seller Disclosure Schedule, the Company has complied in all respects with all applicable law relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).

(e)               There is no lien for any Tax upon any asset or property of the Company (except for any statutory lien for any Tax not yet due).

(f)                No Action is pending, threatened or proposed with regard to any Company Tax or Company Tax Return. No event or circumstance results in any significant risk that any such Action will occur.

(g)               The statute of limitations applicable or relating to any Company Tax or any Company Tax Return has never been modified, extended or waived, nor has any request been made in writing for any such modification, extension or waiver.

(h)               Any assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all Governmental Entities in accordance with applicable law.

(i)                 No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or threatened to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.

(j)                 The Company is not a party to any agreement with any Governmental Entity (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable law). No private letter or other ruling or determination from any Governmental Entity relating to any Company Tax or Company Tax Return has ever been requested or received.

(k)               The Company is not a party to any contract, agreement or other arrangement that (i) results or could result in any amount that is not deductible under Code Section 162, Code Section 280G, or Code Section 404, or any similar provision of applicable law or (ii) is or could become subject to Code Section 409A or any similar provision of applicable law.

(l)                 The Company is not nor has it ever been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(m)             The Company (i) does not have, and has never had, a permanent establishment in any country outside the United States and is not, and has never been, subject to Tax in a jurisdiction outside the United States, (ii) has never entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, and (iii) has never transferred an intangible the transfer of which would be subject to the rules of Code Section 367(d).

(n)               The Company is not a party to any joint venture, partnership or other agreement, contract or arrangement (whether written or oral) which could be treated as a partnership for federal income tax purposes.

(o)               The Company has (i) filed all reports and has created and retained all records required under Code Section 6038A with respect to its ownership by, and transactions with, related parties, and (ii) has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(p)               No asset of the Company is (i) required to be treated as being owned by any other Person pursuant to any provision of applicable law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions), (ii) subject to Code Section 168(g)(1)(A), or (iii) subject to a disqualified leaseback or long-term lease agreement as defined in Code Section 467.

(q)               The Company has not participated and is not participating in an international boycott within the meaning of Code Section 999.

(r)                Any adjustment of Taxes of the Company made by the IRS, which adjustment is required to be reported to appropriate Governmental Entities, has been so reported.

Section 2.15.      ERISA Compliance.

(a)               Section 2.15(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Seller Benefit Plans. Each Seller Benefit Plan has been administered in all respects in accordance with its terms. Seller (with respect to each Seller Benefit Plan) and each Seller Benefit Plan, are in compliance in all respects with the applicable provisions of ERISA, the Code, and all other applicable Laws.

(b)               Seller has made available to Buyer true, correct and complete copies of each Seller Benefit Plan and, to the extent applicable: (i) the most recent determination letter received from the IRS and any outstanding request for a determination letter; (ii) Forms 5500 for the three most recent plan years, including without limitation, all schedules thereto, all financial statements with attached opinions of independent accountants, and all actuarial reports; (iii) any written policies and/or procedures used in plan administration; (iv) current summary plan descriptions and any summaries of modifications; (v) any administrative service agreements, HIPAA business associate agreements, related trust agreements, annuity contracts and other funding instruments; (vi) with respect to any obligation relating to medical or other welfare benefits for retirees, any additional letters, memos, contracts or other written documentation relating to the obligation; (vii) with respect to each Seller Benefit Plan subject to Code Section 409A, any written policies and/or procedures used in plan administration; and (viii) any actuarial reports or funding statement prepared for any of the Seller Benefit Plans for the prior three (3) plan years.

(c)               All Seller Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Seller Benefit Plans are so qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of Seller has revocation been threatened) and to the Knowledge of Seller, no event has occurred since the date of the most recent determination letter relating to any such Seller Benefit Plan that would reasonably be expected to adversely affect the qualification of such Seller Benefit Plan or increase the costs relating thereto.

(d)               No Multiemployer Plan exists, and neither Seller nor any Commonly Controlled Entity with respect to Seller has any liability in connection with any multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA).

(e)               Neither Seller nor any Commonly Controlled Entity has ever made any contributions to any pension benefit plan which is subject to the provisions of Title IV or otherwise has any liability under Title IV of ERISA. No condition exists that presents a risk to Seller or any Commonly Controlled Entity of incurring a liability under Title IV of ERISA. No event has occurred that would be reasonably expected to subject Seller or any Commonly Controlled Entity, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code, COBRA, HIPAA, or other applicable Laws, rules and regulations, and no such Tax, fine, Lien, penalty or other liability has been imposed. With respect to each Seller Benefit Plan, (i) there are no Actions by any Governmental Entity with respect to termination proceedings, (ii) there are no claims (except claims for benefits payable in the normal operation of the Seller Benefit Plans), suits or proceedings against or involving any Seller Benefit Plan or asserting any rights or claims to benefits under any Seller Benefit Plan that are pending, threatened or in progress, and (iii) to the Knowledge of Seller, there are not any facts that could give rise to any liability in the event of any such Action. Any employee and participant or other notices required by ERISA, HIPAA, COBRA, the Code, or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to each Seller Benefit Plan has been appropriately and timely given.

(f)                Each Seller Benefit Plan and related trust agreement, annuity contract or other funding instrument is legal, valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of Seller thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of Seller thereunder will be enforceable by Buyer at or after the Closing without the consent or agreement of any other party. Each Seller Benefit Plan (including any Seller Benefit Plan covering former employees and retirees of Seller) may be amended or terminated by Buyer on or at any time after the Closing Date, without liability to Seller or Buyer. Seller has no liability or obligation to provide life, medical, or other welfare benefits to former or retired employees, other than under COBRA.

(g)               With respect to each Seller Benefit Plan, (i) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), and (ii) there has not occurred a reportable event (as such term is defined in Section 4043(c) of ERISA).

(h)               All contributions with respect to each Seller Benefit Plan for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been made prior to the Closing Date by Seller in accordance with past practice and the recommended contribution in the applicable actuarial report. All contributions to the Seller Benefit Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Seller Benefit Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(i)                 The Seller has not terminated or taken action to terminate (in whole or in part) any employee benefit plans as defined in ERISA Section 3(3).

(j)                 None of the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Closing) will (i) entitle any current or former officer, employee, manager, consultant or contractor of Seller to severance or termination pay or (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Seller Benefit Plan.

(k)               Seller is not a party to any nonqualified deferred compensation plan, as defined in Section 409A of the Code and the applicable Treasury Regulations promulgated thereunder. No Employee or former employee of Seller is or has been subject to any Tax or penalty under Section 409A of the Code in connection with any such nonqualified deferred compensation plan which would be subject to the adverse tax consequences imposed by Section 409A(a)(1) of the Code and the applicable Treasury Regulations promulgated thereunder. Seller will not be required to make any payments of any nature whatsoever to any Person on account of such Person having adverse tax consequences in connection with amounts payable under Section 409A of the Code.

(l)                 Each person classified by Seller as an independent contractor satisfies and has satisfied the requirements of any applicable law to be so classified; Seller has fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so; and Seller has paid all independent contractors all monies due and owing to them. Seller has not misclassified any individual as an independent contractor or otherwise, as determined under applicable Law, for purposes of Seller Benefit Plans or for any other purpose.

Section 2.16.      Labor and Employment Matters.

(a)               Section 2.16(a) of the Seller Disclosure Schedule contains a list setting forth (i) the name, title, location, base salary or wages, bonus entitlement, annual vacation entitlement and accrued vacation of each present employee of Seller (the “Employees”) and (ii) any employee that is not working due to leave (other than approved vacation), short-or long-term disability or workers compensation claims (separately identifying as such and stating the reason for the leave, disability or claim). Section 2.16(a) of the Seller Disclosure Schedule identifies which of the Employees, as well as other consultants, agents and independent contractors, are covered by or subject to an employment, consulting, non-competition or severance agreement with Seller, and copies of all such agreements have been delivered to Buyer.

(b)               (i) None of the Employees is, or has ever been during the period of employment by Seller, represented by any labor union or covered by any collective bargaining agreement, (ii) to the Knowledge of Seller, there are no attempts of whatever kind and nature being made to organize any of the Employees and (iii) Seller has not (A) breached or otherwise failed to comply with any provision of any collective bargaining agreement, works council agreement or other labor union contract applicable to any of the Employees or (B) received written notice during the past three years from any Governmental Entity relating to or concerning any audit or investigation of Seller regarding any labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws, and to the Knowledge of Seller, no such audit or investigation is in progress or anticipated.

(c)               Seller is not delinquent in the payment of (i) any wages, salaries, commissions, bonuses or other compensation for all periods prior to the date hereof, or (ii) any amount which is due and payable to any state or state fund pursuant to any workers compensation statute, rule or regulation of any amount which is due and payable to any workers compensation claimant or any other party arising under or with respect to a claim that has been filed under any Law or administrative procedure. There is no reasonable basis for any claim by any Employee, candidate, or non-employee worker that they were subject to a wrongful discharge, or any employment discrimination or retaliation by Seller or its management, arising out of or relating to such individual’s race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic or activity under applicable Laws; and Seller has not breached any promises, agreements or understandings made to or with any Employee, candidate or non-employee worker.

(d)               Seller has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its Employees or non-employee workers at any time, for any lawful or no reason, without penalty or liability.

(e)               Seller is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits or social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business consistent with past practice.

(f)                There are no personnel policies or work rules applicable to the Employees of Seller, other than policies and work rules set forth in employee manuals, true, correct and complete copies of which have previously been provided to Buyer.

(g)               Seller is in compliance with all Laws respecting labor, employment, employment practices and employment eligibility, including, but not limited to, Laws prohibiting discrimination in employment, and Laws regulating terms and conditions of employment, wages and hours, equal opportunity, immigration, occupational safety and health, collective bargaining, the classification of service providers as employees and/or independent contractors, and the payment of social security and other Taxes.

(h)               Seller has not received any correspondence from the Social Security Administration, IRS or any agency with the U.S. Department of Homeland Security regarding any Employee or Employee Social Security Number.

Section 2.17.      Environmental Matters.

(a)               Except for the matters set forth in Section 2.17 of the Seller Disclosure Schedule:

(i)                 Seller possesses all Environmental Permits currently required under applicable Environmental Laws to operate its business, and within applicable statutes of limitation, has been in compliance with the terms and conditions of such Environmental Permits, and Seller has not received written notice that any Environmental Permits possessed by Seller will be revoked or suspended or will not be renewed;

(ii)              The execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not require any notification, registration, reporting, filing, investigation or remediation under any Environmental Law;

(iii)            Seller is currently in compliance, and within applicable statutes of limitation, has been in compliance, with all applicable Environmental Laws;

(iv)             (A) Seller has not received notice of any Action and, to the Knowledge of Seller, is not subject to any Order that is open, pending, unresolved, or, to the Knowledge of Seller, threatened under any Environmental Law against Seller, and (B) to the Knowledge of Seller, neither Seller nor any predecessors in interest have any actual or potential liability under any Environmental Law that has not been resolved, including but not limited to any liability that Seller may have retained or assumed either contractually or by operation of law;

(v)               To the Knowledge of Seller no property or facility currently owned, operated or leased by Seller or any predecessor in interest is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or on any comparable foreign or state list established under any Environmental Law;

(vi)             (A) there has been no Release of any Hazardous Material generated, used, owned, stored or controlled by Seller or, to the Knowledge of Seller, any predecessor in interest, on, at, or under any property presently owned, leased or operated by Seller or any predecessor in interest or the property of any other Person, and (B) to the Knowledge of Seller there are no Hazardous Materials located in, at, on, or under such facility or property, or at any other location (including, without limitation, any location where Seller has conducted the Business), in either case (A) or (B) that could reasonably be expected to require investigation, removal, remedial or corrective action by Seller or that would reasonably be likely to result in liabilities of, or losses, damages or costs (including, response costs, corrective action costs, damages for personal injury or property damage, or natural resource damages) to Seller under any Environmental Law;

(vii)          To the Knowledge of Seller, no Lien has been recorded against any properties, assets or facilities owned or leased by Seller or at any location at which Seller has conducted the Business based upon any applicable Environmental Law or for costs incurred in response to any Release of Hazardous Substances; and

(viii)        To the Knowledge of Seller (A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility owned, leased or operated by Seller except in compliance with Environmental Laws, and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under such facility except in compliance with applicable Environmental Laws.

(b)               Seller has provided to Buyer and its authorized representatives all records and files, including but not limited to, all assessments, reports, studies, analyses, audits, tests and data in the possession of Seller concerning the existence of Hazardous Materials or any other environmental concern at properties, assets and facilities currently or formerly owned, operated or leased by Seller or any predecessor in interest, or concerning compliance by Seller with, or liability under, any Environmental Laws.

Section 2.18.      Customers and Suppliers. Seller is not required to provide bonding or any other security arrangements in connection with any transactions with any of its customers or suppliers. Section 2.18 of the Seller Disclosure Schedule sets forth for Seller, with respect to the calendar years ended December 31, 2020 and 2019 and the six months ended June 30, 2021, a true, correct and complete list of the twenty (20) largest customers (or related group of customers) and the twenty (20) largest suppliers (or related group of suppliers) of Seller, based on the aggregate sales or purchases, as applicable, for the fiscal year ended December 31, 2020 and 2019 and the six months ended June 30, 2021, respectively (collectively, the “Material Customers and Suppliers”). Since January 1, 2020, through the Closing Date, (i) except as set forth in Section 2.18(i) of the Seller Disclosure Schedule, there has not been, and there is not currently pending, any material dispute between the Seller and any such Material Customer or Supplier; and (ii) no Material Customer or Supplier has provided written notice that it intends to, and the Seller has no reason to believe of any Material Customer’s or Supplier’s intent to, terminate any agreement with the Seller or materially or adversely alter its relationship with the Seller or the Business.

Section 2.19.      Affiliate Transactions.

(a)               (i) There are no existing Contracts, transactions, Indebtedness or other arrangements, or any related series thereof, between Seller on the one hand, and any of the directors, officers, shareholders or other Affiliates of Seller, or any of their respective Affiliates or family members, on the other hand (except for (A) amounts due on normal salaries and bonuses and in reimbursement of ordinary expenses in the ordinary course of business consistent with past practice and (B) any Seller Benefit Plan covering such person) and (ii) each of the Contracts, transactions, Indebtedness or other arrangements described in clause (i) was entered into in the ordinary course of business consistent with past practice, on commercially reasonable terms and conditions that are no less favorable to Seller or its Affiliates than arm’s length terms and can be terminated without penalty or liability to Seller. No Employee or equity holder of Seller, or any of their respective relatives or spouses, is the direct or indirect owner of an interest in any Person which is a present competitor, supplier or customer of Seller (other than non-affiliated holdings in publicly-held companies).

(b)               Except as set forth in Section 2.19(b) of the Seller Disclosure Schedule, no owner, equity holder, officer, Employee, agent or director of Seller or its Affiliates has any interest in Leased Real Property, Intellectual Property or other property of Seller.

Section 2.20.      Insurance. Section 2.20 of the Seller Disclosure Schedule sets forth separately for Seller: (a) the policies of insurance presently in force and, without restricting the generality of the foregoing, those covering Seller’s personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy the name of the insurer, type of coverage, term of policy, limits of liability and annual premium; (b) Seller’s Losses, by year and by type of coverage, for the past three (3) years based on information received from Seller’s insurance carrier(s); (c) all outstanding insurance claims by Seller for damage to or Loss of property or income which have been referred to insurers or which Seller believes to be covered by commercial insurance; and (d) any agreements, arrangements or commitments by or relating to Seller under which Seller indemnifies any other Person or is required to carry insurance for the benefit of any other Person. True, correct and complete copies of all such policies of insurance have been provided to Buyer. Seller has complied in all respects with each such insurance policy to which it is a party and has not failed to give any notice or present any claim thereunder in a due and timely manner. The full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of Seller thereunder. Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement. In addition to and not in limitation of the foregoing, Section 2.20 of the Seller Disclosure Schedule contains the current annual premium paid by Seller for its officers’ and directors’ liability insurance and the insurance carrier providing such insurance and the dates through which each such premium is paid.

Section 2.21.      Accounts Receivable. All accounts receivable of Seller are properly included in the Financial Statements in accordance with the accounting methodologies of Seller, including the non-GAAP treatment set forth on Section 2.6(a) of the Seller Disclosure Schedule. The accounts receivable as of September 30, 2021 and all customer accounts receivable created since the date thereof through the Closing Date (collectively, the “Receivables”) represent valid obligations owing to Seller, are fully collectible by Seller subject to the reserve for doubtful accounts appearing on the Final Statement, if any, and are not subject to any counterclaims or setoffs. All Receivables and all trade accounts payable of Seller have arisen from bona fide transactions in the ordinary course of business consistent with past practice. The reserve for doubtful accounts, if any, established by Seller is adequate and consistent with the operation of Seller’s business in the ordinary course of business consistent with past practice. Seller has not collected, or accelerated the collection of, any Receivables in a manner that is inconsistent with the operation of its businesses in the ordinary course of business consistent with past practice. All Receivables are owned by Seller free and clear of all Liens.

Section 2.22.      Products and Services.

(a)               All of (i) the products manufactured, sold, leased, and delivered by Seller and (ii) the services sold and delivered by Seller, have conformed in all respects with all applicable contractual commitments and all express and implied warranties, and Seller does not have any liability, damage, loss or claim (and there is no valid basis for any present or future Action against Seller that, if adversely determined, would give rise to any liability, damage, loss or claim) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for warranty claims set forth in the 2020 Balance Sheet (and, for the avoidance of doubt, not merely in the notes thereto). No (A) product manufactured, sold, leased, or delivered by Seller or (B) service sold or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond (1) the applicable standard terms and conditions of sale or lease (which have been provided to Buyer) or (2) any extended warranty/service and maintenance agreements.

(b)               Seller does not have any liability, damage, loss or claim (and to the Knowledge of Seller there is no valid basis for any present or future Action against Seller that, if adversely determined, would give rise to any liability, damage, loss or claim) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller or any service sold or delivered by Seller.

Section 2.23.      Guaranties. Seller is not a guarantor or otherwise responsible for any liability, damage, loss, claim or obligation (including Indebtedness) of any other Person.

Section 2.24.      Absence of Restrictions on Business Activities. There is no Contract or Order binding upon Seller or any of its properties, rights or assets which has or could reasonably be expected to have the effect of prohibiting or impairing the Purchased Assets or the Business as to be conducted immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the granting by Buyer or any of its Affiliates of any additional rights or licenses to any Intellectual Property to a third party (including any covenant not to sue). Seller has not agreed with any third party to any non-competition, non-solicitation, standstill or similar restriction on their respective businesses.

Section 2.25.      Brokers and Other Advisors. Except as set forth in Section 2.25 of the Seller Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Seller, the Members or any of their respective Affiliates.

Section 2.26.      Disclosure. No representations or warranties by Seller in this Agreement or the Ancillary Agreements, including the Seller Disclosure Schedule, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Seller has furnished or caused to be furnished to Buyer true, correct and complete copies of all agreements, instruments and documents set forth in the Seller Disclosure Schedule or underlying a disclosure set forth in the Seller Disclosure Schedule. The Seller Disclosure Schedule is true, correct and complete. Seller has made available true, correct and complete copies of each document that has been requested by and delivered to Buyer or its counsel in connection with their legal and accounting review of Seller. The Seller has not failed to disclose to Buyer in this Agreement or in the Seller Disclosure Schedule any facts that to the Knowledge of Seller would reasonably be expected to have a Material Adverse Effect.

Section 2.27.      No Liability For Known Breaches. Notwithstanding the foregoing, in no event shall the Seller have liability to the Buyer with respect to a breach of representation, warranty or covenant under this Agreement to the extent that the Buyer knew of such breach as of the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO BUYER

Buyer hereby represents and warrants to Seller as of the Effective Date and the Closing Date as follows:

Section 3.1.          Organization, Standing and Power. Buyer has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the State of Delaware and has all requisite power and authority necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.2.          Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, when executed and delivered, each of the Ancillary Agreements will have been, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitutes (and in the case of the Ancillary Agreements, will constitute) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.3.          Noncontravention; Governmental Approval.

(a)               The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer do not and will not, and the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance by Buyer with the provisions of this Agreement and the Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Buyer under, or require any consent or approval by, or any notice to, any person under, (i) the Organizational Documents of Buyer, (ii) any Contract to which Buyer is a party or any of its properties, rights or assets is subject or (iii) any (1) Law applicable to Buyer or any of its properties, rights or assets or (2) Order applicable to Buyer or its properties, rights or assets.

(b)               No consent, approval, license, permit, order, qualification or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

Section 3.4.          Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

ARTICLE IV

COVENANTS

Section 4.1.          Subsequent Actions. If at any time after the Effective Date, Buyer will consider or be advised that any bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are reasonably necessary to vest, perfect or confirm ownership (of record or otherwise) in Buyer, its right, title or interest in, to or under any or all of the Purchased Assets or otherwise to carry out this Agreement or the Ancillary Agreements, Seller and the Members shall use their respective reasonable, good faith efforts to execute and deliver all bills of sale, instruments of conveyance, powers of attorney, assignments and assurances, and take and do all such other actions and things as may be reasonably requested by Buyer in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Buyer or otherwise to carry out this Agreement or the Ancillary Agreements. In addition to the foregoing, Seller acknowledges and agrees that for a period of up to one hundred eighty (180) days from and after the Effective Date (the “Transition Period”), Seller shall (i) continue to process and pay any vendor invoices received by Seller and other contractual obligations that constitute Assumed Liabilities in the ordinary course of business, subject to Buyer’s input, (ii) collect and remit to Buyer, at least weekly, but net of any payments made by Seller to cover Assumed Liabilities as provided herein, all cash collected from any Receivables or otherwise related to the Purchased Assets that may be received by Seller or the Members during this Transition Period and (iii) use commercially reasonable efforts to assist Buyer in ensuring proper posting and reconciliation of all of the foregoing transactions to the general ledger for the Acquired Business. To the extent Buyer collects on any accounts receivables of Seller that are more than ninety (90) days past due as of the Effective Date within a period of six (6) months from the Effective Date, Buyer shall promptly reimburse Seller for such cash collected, except to the extent such cash collected is accounted for in the Final Working Capital. Buyer and Seller further agree to use commercially reasonable efforts to work together to begin the process of sharing, transitioning and migrating data and accounts to Buyer with respect to the functions to be performed hereunder during the Transition Period.  During the Transition Period, Buyer shall have the right to inspect the books and records of Seller and any related bank accounts upon its reasonable request.

Section 4.2.          Public Announcements. Seller shall not issue any press release or make any public announcement relating to the subject matter of this Agreement and the Ancillary Agreements without the prior written approval of the Buyer. Buyer shall notify the Seller before issuing, and give the Seller the opportunity to comment on, to the extent reasonably practicable, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Ancillary Agreements shall be in the form heretofore agreed to by the Parties.

Section 4.3.          FIRPTA Certificate. At the Closing, Seller shall deliver to Buyer a certification of non-foreign status described in Treasury Regulation Section 1.1445-2(b)(2) with respect to Seller.

Section 4.4.          Taxes.

(a)               All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Company Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates (if applicable) to, join in the execution of any such Company Tax Returns and other documentation.

(b)               Any Tax sharing or similar agreement with respect to or involving the Company shall be terminated as of the Effective Date, without liability to any party and shall have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement shall be cancelled as of the Effective Date, without any liability to the Company or the Seller.

(c)               If, at any time after the Effective Date, Buyer receives any state or federal Tax refunds on Taxes paid by Seller or the Members prior to the Effective Date, notice will be given to Seller and the Members upon receipt of the same and such refund shall be forwarded to Seller at the address listed in Section 6.4(a) below.

Section 4.5.          Non-Competition; Non-Solicitation; Non-Interference.

(a)               For a period of three (3) years from the Closing Date, none of Seller or the Members shall, acting individually or as an owner, shareholder, member, partner, employee, or independent contractor of any Person other than Buyer or one of its Subsidiaries or Affiliates, and Seller and the Members shall cause their Affiliates not to, directly or indirectly, (i) establish, own, manage, operate, control, acquire, finance, invest in or otherwise engage or participate in any business, operation or activity that competes with or is substantially similar to the Business (a “Competing Business”) in the United States of America (collectively, the “Restricted Territory”), (ii) enter the employ of, or render any personal services to or for the benefit of, or act as an agent or representative of, or receive remuneration in the form of salary, commissions or otherwise from, any entity which is engaged in a Competing Business in the Restricted Territory or (iii) disclose any non-public information regarding the Business to a Competing Business in the Restricted Territory, or use such information for the benefit of a Competing Business in the Restricted Territory, provided, however, that the Seller, the Members and their Affiliates may own, directly or indirectly, solely as a passive investment, securities of any business traded on any national securities exchange, provided the Seller, the Members or any such Affiliate is not a controlling person of, or a member of a group that controls, such business; and further provided that Seller or the Members or their Affiliates do not, in the aggregate, directly or indirectly, own three percent (3%) or more of any class of securities of such business.

(b)               For a period of three (3) years from the Closing Date, without the prior written consent of Buyer, none of Seller or the Members shall, acting individually or as an owner, shareholder, member, partner, employee, or independent contractor of any Person other than Buyer or one of its subsidiaries or Affiliates, and Seller and the Members shall cause their Affiliates not to, directly or indirectly, (i) hire, employ or otherwise engage the services of any employee of Buyer or its Affiliates (the “Buyer Employees”) or (ii) induce, solicit, recruit or encourage any Buyer Employee to leave the employ of Buyer or its Affiliates (or any successor (including by merger) to Buyer or any of its Affiliates (a “Successor”)), as applicable, or violate the terms of his or her contract or any other employment arrangement with such employer; provided, that nothing in this Section 4.5(b) shall prohibit Seller or the Members from (i) engaging in general solicitations to the public or general advertising not targeted at employees of Buyer or any of its Affiliates (or any Successor), or (ii) hiring any Buyer Employees that have been terminated by Buyer in a non-competing capacity, or (iii) hiring any Buyer Employee, in a non-competing capacity, six (6) months after such Employee has voluntarily resigned from employment with Buyer.

(c)               For a period of three (3) years from the Closing Date, none of Seller or the Members shall, acting individually or as an owner, shareholder, member, partner, employee, or independent contractor of any Person other than Buyer or one of its subsidiaries or Affiliates, and Seller and the Members shall cause their Affiliates not to, directly or indirectly, (i) interfere with the relationship between Buyer or any of its Subsidiaries (or any Successor) and any of the customers of the Business who were customers within the twelve (12) month period prior to the Closing Date, (ii) interfere with the relationship between Buyer or any of its Subsidiaries (or any Successor) and any of the suppliers of the Business who were suppliers within the twelve (12) month period prior to the Closing Date or (iii) solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customers of the Business who were customers within the twelve (12) month period prior to the Closing Date, or any potential customers of the Business who were being actively solicited by Seller within the twelve (12) month period prior to the Closing Date.

(d)               The Parties hereto acknowledge that the covenants set forth in this Section 4.5 are an essential element of this Agreement and that, but for these covenants, the Parties hereto would not have entered into this Agreement. The Parties hereto acknowledge that, except as set forth herein, this Section 4.5 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement.

(e)               It is the intention of the Parties hereto that if any of the restrictions or covenants contained in this Section 4.5 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall not be held to be null, void and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under any applicable Law, if modified, a court of competent jurisdiction shall construe and interpret or modify this Section 4.5 to provide for a covenant having the maximum enforceable geographic area, time period and scope (not greater than those contained in this Section 4.5) that would be valid and enforceable under such applicable Law.

Section 4.6.          Transferred Employees.

(a)               Subject to and in accordance with the provisions of this Section 4.6 and Sections 1.11(d), Buyer may, in its sole discretion, effective upon the Closing, offer full-time employment to the Seller’s Employees on compensation and benefit terms substantially similar to those afforded by the Seller to such Employees immediately prior to Closing. Effective as of the Closing, Seller shall terminate and Buyer shall hire all of the Employees who accept such offer. Each of the Employees who actually becomes a full-time employee of Buyer upon the Closing is hereinafter referred to as a “Transferred Employee.”

(b)               The employment of each Transferred Employee by Seller shall end effective as of the close of business on the day before the Closing Date and the employment of the Transferred Employees by Buyer shall commence at or after 12:01 a.m., local time, on the day of the Closing Date.

(c)               Buyer shall have no responsibility for Employees of Seller who are not Transferred Employees. Seller shall be responsible for, among other things (i) payments due to all Employees of Seller (whether or not they become Transferred Employees) under any Law as a result of the execution, delivery and performance by the Seller of this Agreement and the consummation of the transaction contemplated herein and (ii) the payment of any termination or severance payments. Notwithstanding the foregoing, Buyer agrees to offer to any of Seller’s Employees who do not become Transferred Employees health insurance coverage as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), so long as the cost for such health insurance coverage is borne solely by such employees electing COBRA coverage.

Section 4.7.          Name Change. Upon the Closing, Seller shall file the Organizational Amendment with the Secretary of State of the State of South Carolina and in each state in which Seller is qualified to do business on Seller’s behalf. Furthermore, after the filing of the Organizational Amendment, Seller shall discontinue the use of its current name (and any other tradenames currently utilized by Seller) and shall not subsequently change its name to or otherwise use or employ any name that includes the words “InStream Environmental” or any variation thereof, without the prior written consent of Buyer. From and after the Closing, Seller covenants and agrees not to use or otherwise employ any of the trade names, corporate names, or dba’s utilized by Seller in the conduct of the Business, which right are included in the Purchased Assets purchased hereunder.

Section 4.8.          Post-Closing Cooperation.  For a period of one (1) year after the Closing, Seller shall cause its officers, employees, consultants, agents, accountants, attorneys and other Representatives to cooperate with Buyer’s and its Representatives’ reasonable requests in connection with the Buyer’s year-end audits, the transfer of Assumed Contracts to the Buyer, and the preparation of any reports required to be filed with the Securities and Exchange Commission or otherwise by Buyer, including, without limitation, providing any management representation letters reasonably requested by Buyer; provided, however, that such requests must be reasonable in nature and not overly burdensome and that Seller shall not be required to incur any additional fees, expenses or personal liability (other than for fraud or gross negligence) in order to comply with this Section.

ARTICLE V

INDEMNIFICATION

Section 5.1.          Escrow Fund. On the Closing Date, Buyer shall cause to be deposited with a mutually agreed upon escrow agent (the “Escrow Agent”) a portion of the Purchase Price equal to $2,200,000 (the “Escrow Fund”), such deposit to be governed by the terms set forth herein and in the Escrow Agreement.

Section 5.2.          Survival. All representations and warranties contained in Articles II and III will survive the Closing and will remain in full force and effect until the date that is twelve (12) months after the Closing Date, at which time they will terminate (and no claims with respect to such representations and warranties shall be made by any Person for indemnification under Sections 5.3 or 5.4 thereafter), except that (a) the Fundamental Representations shall survive five (5) years from the Closing Date and (b) the Special Representations shall survive the Closing until the six (6) month anniversary of the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers thereof). A representation or warranty which is not a Fundamental Representation or a Special Representation is referred to herein as a “Non-Fundamental Representation”. All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing will survive indefinitely or for the period provided in such covenants and agreements, if any, or until fully performed. All covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall terminate at the Closing.

Section 5.3.          Indemnification by Seller and the Members.

(a)               After the Closing and subject to this Article V, Seller and the Members, jointly and severally, shall indemnify, defend and hold harmless Buyer and its Subsidiaries, and their respective officers, directors, managers, shareholders, members, partners, employees, and Representatives (each, a “Buyer Indemnified Party”) against, and reimburse any Buyer Indemnified Party for, all Losses that such Buyer Indemnified Party suffers or incurs as a result of or arising out of:

(i)                 the inaccuracy or breach of any representation or warranty made by Seller or the Members in this Agreement or any of the Ancillary Agreements;

(ii)              any breach or failure by Seller or the Members to perform any of their covenants or obligations contained in this Agreement or any of the Ancillary Agreements;

(iii)            any Excluded Liabilities;

(iv)             the operation of the Business prior to the Effective Date;

(v)               any and all Company Taxes for all periods ending on or before the Effective Date;

(vi)             any Environmental Claims and the investigation, remediation or correction of Environmental Conditions caused by, relating to or arising out of (A) any conditions prior to the Effective Date at properties currently or previously owned, leased or operated by Seller , (B) the operations prior to the Effective Date of Seller or any predecessors in interest, including without limitation arising out of the disposal, Release or threatened Release of any Hazardous Substance owned, controlled or possessed by Seller, and (C) any Release or, to the Knowledge of Seller, threatened Release of any Hazardous Substance by a third party during periods prior to the Effective Date onto any Leased Real Property;

(vii)          any failure of Seller to comply with Environmental Laws prior to the Effective Date;

(viii)        any liability, obligation or legal responsibility arising under Environmental Laws assumed by Seller or any predecessors in interest prior to the Effective Date pursuant to the terms of any Contract, settlement or other written and legally binding arrangement between Seller or any predecessors in interest and any other Person; and

(ix)             all actions, suits, proceedings, claims or demands incident to any of the foregoing or initiated to enforce the indemnification provisions herein.

(b)               Notwithstanding anything to the contrary contained herein, except in the case of fraud, Seller shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses under Section 5.3(a)(i) (other than Losses arising out of the breach of any Fundamental Representation) (the “Non-Fundamental or Non-Special Representation Losses”) unless and until such Non-Fundamental or Non-Special Representation Losses exceed $25,000 in the cumulative aggregate (the “Deductible”), after which point the Seller shall be liable for all indemnifiable Non-Fundamental or Non-Special Representation Losses incurred by the Buyer Indemnified Party up to an aggregate amount of $2,200,000 which shall be limited to an amount equal to the Escrow Fund.

(c)               In the case of any claim for indemnification of Losses (the “Fundamental and Special Representation Losses”) arising from a breach of any Fundamental Representation or Special Representation under Section 5.3(a)(i) of this Agreement, the aggregate cumulative liability of the Seller to indemnify the Buyer Indemnified Parties from and against any Fundamental and Special Representation Losses in excess of amounts satisfied from the Escrow Fund shall in all cases be limited to the portion of the Purchase Price received by the Seller (including amounts received pursuant to distributions from the Escrow Fund).

(d)        Except as provided for in this Section 5.3(d), all damages shall be limited to actual damages and, under no circumstances shall Seller be liable to Buyer or Buyer Indemnified Parties for special, incidental, exemplary, or consequential damages (hereafter referred to collectively as “consequential damages”), including, but not limited to, interest, capital cost, loss of use, loss by reason of shutdown, overhead, nonoperation, or other such claims arising from any cause whatsoever, whether or not such loss or damage is based in contract, warranty, tort (including negligence), strict liability, indemnity or otherwise.  Provided that for purposes of this Section 5.3(d), consequential damages shall not include lost profits or lost revenue.

Section 5.4.          Indemnification by Buyer. After the Closing and subject to this Article V, Buyer shall indemnify, defend and hold harmless Seller, its Representatives, and Members (each, a “Seller Indemnified Party”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party suffers or incurs as a result of or arising out of: (i) the breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Agreement; (ii) any breach or failure by Buyer to perform any of its covenants or obligations contained in this Agreement or any Ancillary Agreement; (iii) the Assumed Liabilities; and/or (iv) any liability, damages, loss, actions, suits, proceedings, claims, demands, or potential claims arising from, around or associated with any actions or inaction taken by Buyer after the Closing Date either in connection with the operation of the Business or not otherwise contemplated by this Agreement.

Section 5.5.          Escrow Period; Release of Escrow Fund.

(a)               The Escrow Fund shall commence on the Closing Date and terminate (the “Escrow Termination Date”) on the date that is twelve (12) months after the Closing Date (the “Escrow Period”); provided that if a written contract with Schneider Electric USA (the “Schneider Contract”) is executed after the Closing Date and before the Escrow Termination Date, then 50% of the then-remaining funds of the Escrow Fund shall be released to Seller within fifteen (15) Business Days after such execution. On the Escrow Termination Date, all funds then remaining in the Escrow Fund shall be released as set forth herein; provided, that funds representing the amount of any claim made pursuant to Section 5.6 or Section 1.7 during the Escrow Period shall be withheld and remain in the Escrow Fund pending resolution of such claim. Any portion of the Escrow Fund at the Escrow Termination Date for which there is no claim pursuant to this Article V or pursuant to Section 1.7 (the “Remaining Escrow Amount”) shall be promptly delivered by the Escrow Agent in accordance with the terms of the Escrow Agreement to Seller.

(b)               Notwithstanding anything to the contrary set forth herein, if the Schneider Contract has not been executed as of the Escrow Termination Date, but Schneider Electric USA remains a customer of the Business as of such date, Buyer shall be entitled to a portion of any remaining Escrow Funds pro-rated for any reduction in business locations with Schneider Electric USA from and after the Closing Date pursuant to the illustrative calculation set forth in Exhibit H hereto. Provided, however, that Buyer shall not be entitled to a portion of the remaining Escrow Funds pro-rated for reduction in business locations in the event of a Schneider Electric USA plant shutdown that results in the reallocation of business to another Schneider Electric USA facility under contract with the Acquired Business, as confirmed in writing by Schneider Electric USA.

Section 5.6.          Claims Upon the Escrow Fund. Subject to the provisions of this Article V, a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), other than in respect of a Third Party Claim, shall provide written notice to the Party or Parties liable for such indemnification (the “Indemnifying Party”) and the Escrow Agent, specifying in reasonable detail the individual items of Losses for which indemnification is being sought, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item or category is related (the “Indemnity Notice”). The Indemnity Notice shall be delivered by the Indemnified Party to the Indemnifying Party and the Escrow Agent on or before the last day of the Escrow Period. If the Indemnifying Party, within a period of thirty (30) days after the giving of the Indemnity Notice, shall not give written notice to the Indemnified Party and the Escrow Agent announcing its intention to contest such assertion of the Indemnified Party, such assertion of the Indemnified Party shall be deemed accepted and the amount of the Losses shall be deemed established. If, however, the Indemnifying Party contests the assertion of the Losses, within the 30-day period, the Seller and Buyer shall direct the Escrow Agent to retain the amount of disputed Losses and the Indemnified Party shall have the right to bring suit to resolve the contested assertion. The Indemnified Party and the Indemnifying Party may agree in writing, at any time, as to the existence and the amount of the Losses, and upon the execution of such agreement, such Losses shall be deemed established.

Section 5.7.          Notification of Claims.

(a)               An Indemnified Party shall promptly notify the Indemnifying Party in writing to Buyer or to Seller and the Members, as applicable, with a copy to the Escrow Agent, as applicable, of any third party claim in respect of which indemnity may reasonably be sought under this Article V, including any pending claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending claim or demand asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article V except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)               Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 5.7(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within ten (10) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel and at its own expense, provided the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. Upon prior written consent of the Indemnifying Party (which such consent shall not be unreasonably withheld), the Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence. Each of Seller, the Members or Buyer (as the case may be), shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to a settlement, compromise or discharge of, any Third Party Claim provided, that consent from the Indemnified Party shall not be required if the Indemnifying Party agrees to (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise or discharge, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim. Provided that the Indemnifying Party has assumed the defense and control of a claim or demand in accordance with this Section 5.7(b), the Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to such claim or demand or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed). In the event that the Indemnifying Party does not assume the defense and control of any Third Party Claim in accordance with this Section 5.7(b), the Indemnified Party shall be entitled to defend and control such claim as it deems appropriate, without prejudice to any other rights of the Indemnified Party under this Article V.

Section 5.8.          Additional Indemnification Provisions.

(a)               Each of Seller, the Members and Buyer agree that with respect to each indemnification obligation set forth in this Article V: (i) all Losses shall be net of any Eligible Insurance Proceeds, and (ii) in no event shall an Indemnifying Party have any liability to an Indemnified Party for any punitive or special damages other than punitive or special damages payable to third parties pursuant to a final and non-appealable determination by a court of competent jurisdiction in connection with a Third Party Claim.

(b)               Any amount payable by an Indemnifying Party pursuant to this Article V shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds. In any case where an Indemnified Party recovers any Eligible Insurance Proceeds in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article V, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such Eligible Insurance Proceeds, but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(c)               If any portion of Losses to be reimbursed by the Indemnifying Party shall be covered, in whole or in part, by insurance coverage (including the insurance policies maintained for the benefit of Seller prior to the Closing), then any such insurance proceeds actually received by the Indemnified Party, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds”, it being understood that such Indemnified Party shall use its reasonable efforts to promptly make any such insurance claim. Failure to make such claims shall constitute a breach of this Agreement and waiver of indemnification in the amount equal to the Eligible Insurance Proceeds.

(d)               No Indemnified Party shall be entitled to indemnification pursuant to this Article V for any Losses to the extent that such Losses are finally accounted for in the recalculation of the Initial Purchase Price as set forth in Section 1.7(g).

(e)               Notwithstanding anything to the contrary set forth herein, Buyer shall have the right to set off against or deduct from any amount due to Seller and/or the Members pursuant to this Agreement any claims made against Seller and/or the Members pursuant to this Agreement, including without limitation by recourse to the Deferred Customer Payment.

Section 5.9.          Tax Treatment of Indemnity Payments. Seller, the Members and Buyer agree to treat any indemnity payment made pursuant to this Article V as an adjustment to the Purchase Price for all income tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article V (including this Section 5.9) is determined to be taxable to the Party receiving such payment by any Governmental Entity, the paying Party shall also indemnify the Party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes), which amount shall be determined by the Independent Accountant and in accordance with the provisions of Section 1.7(e) herein.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1.          Fees and Expenses. Except as expressly provided otherwise in this Agreement, all fees, costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement, the sale of the Purchased Assets and the Ancillary Agreements shall be paid by the Party incurring such fees, costs or expenses.

Section 6.2.          Amendments. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Buyer, Members and Seller.

Section 6.3.          Waiver. Any agreement on the part of a Party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any Party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 6.4.          Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given personally, by electronic mail or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)               if to Seller and/or the Members:

John Little

1 Maverick Lane

Travelers Rest, SC 29690

[***]

Larry Seay

12070 Old White Horse Road

Travelers Rest, 29690

[***]

Joel Powell

221 Beverly Road
Greenville, SC 29609
E-mail: jpowell@instreamenv.com

with a copy to:

Law Office of Childs Cantey Thrasher, LLC

Attention: Childs Thrasher, Esq.

PO Box 1389

Columbia, SC 29202

E-mail: cthrasher@thrasherfirm.com

(b)               if to Buyer:

Quest Resource Holding Corporation
3481 Plano Parkway
The Colony, Texas 75056
Attn: Laurie L. Latham
E-mail: LaurieL@questrmg.com

with a copy to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Elizabeth Gonzalez-Sussman, Esq. and Kenneth A. Schlesinger, Esq.
E-mail: egonzalez@olshanlaw.com; kschlesinger@olshanlaw.com

Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person or by email transmission, or (b) on the first Business Day following timely delivery to a national overnight courier.

Section 6.5.          Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Seller Disclosure Schedule. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Seller Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 6.6.          Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or other electronic image scan transmission).

Section 6.7.          Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Exhibits and the Seller Disclosure Schedule) and the Ancillary Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to and do not confer upon any person other than the Parties hereto any legal or equitable rights or remedies. Notwithstanding the foregoing clause (b), the provisions of Article V shall be enforceable by the Indemnified Parties and other Persons referred to therein.

Section 6.8.          GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 6.9.          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided, however, that (a) Buyer may assign its rights under this Agreement to any Affiliate, but such assignment shall not relieve Buyer of its obligations or liabilities under this Agreement, and (b) Buyer may assign its rights under this Agreement to any parties providing debt financing to Buyer pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such debt financing, but such assignment shall not relieve Buyer of its obligations or liabilities under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 6.10.      Specific Enforcement; Consent to Jurisdiction.

(a)               The Parties agree that irreparable damage could occur and that the Parties could not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Texas state court, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(b)               In addition, each of the Parties hereto (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of any Texas state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or the Ancillary Agreements or any of the transactions contemplated hereby and thereby in any court other than a Texas state court or, if under applicable Law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Texas and (iv) consents to service of process being made through the notice procedures set forth in Section 6.4.

(c)               Without limiting other means of service of process permissible under applicable Law, Seller and Buyer hereby agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

Section 6.11.      Waiver of Jury Trial. Each Party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby. Each Party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 6.11.

Section 6.12.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement and the Ancillary Agreements are fulfilled to the extent possible.

Section 6.13.      Effect of Investigation. No information provided to or obtained by Buyer or any other investigation or knowledge acquired by Buyer, any other Buyer Indemnified Party or any of their respective Representatives, whether before or after the execution hereof, shall (a) operate as a waiver with respect to or otherwise affect any representation, warranty, covenant or agreement made or given (as modified by the Seller Disclosure Schedule delivered concurrently with the execution of this Agreement) by Seller or any condition to the obligations of Buyer, in each case, in this Agreement or any Ancillary Agreement or in any other instrument or document delivered in connection herewith or therewith, or (b) limit or otherwise affect the remedies available to Buyer hereunder (including, but not limited to, any Buyer Indemnified Party’s right to seek indemnification pursuant to Article V hereof).

Section 6.14.      Definitions. As used in this Agreement, the terms set forth below shall have the following meanings:

“Acquired Business” means the Business being acquired under this Agreement.

“Actions” mean any criminal, civil or administrative actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations.

An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first person. For the purposes of this definition, “Control” means, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.

“Ancillary Agreements” mean, collectively, the Bill of Sale, Assignment and Assumption Agreement, Escrow Agreement, Consulting Agreements, Offer Letter, Lease and assignments with respect to the transfer of any Intellectual Property.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.

“Commonly Controlled Entity” means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Company Tax” means any Tax, if and to the extent that the Company and any Subsidiary is or may be potentially liable under applicable law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of law) for any such Tax.

“Company Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Governmental Entity, if, in any manner or to any extent, relating to or inclusive of the Company, any Subsidiary, or any Company Tax.

“Credit Agreement” means (i) the Credit Agreement, dated as of October 19, 2020, by and among the Buyer, certain Affiliates of the Buyer party thereto from time to time, Monroe Capital Management Advisors, LLC, as Senior Agent, and the lenders party thereto from time to time, and (ii) Loan, Security and Guaranty Agreement dated as of August 5, 2020 by and among Buyer, certain Affiliates of Buyer party thereto, PNC Bank, National Association, successor to BBVA USA and lenders from time to time party thereto, in each case, as amended, restated, amended and restated, replaced or refinanced from time to time.

“Current Assets” means (i) accounts receivable (excluding intercompany receivables) other than accounts receivables that are (y) more than 90 days past due and (z) not collected in the ordinary course of business, unless collected from and after the Effective Date until the date an Initial Statement is delivered by Buyer to Seller in accordance with Section 1.7 of this Agreement, and (ii) inventory of Seller, other than any such assets that are Excluded Assets (including, without limitation, cash).

“Current Liabilities” means accounts payable and accrued expenses, including all Tax liabilities and all employee benefits accrued through the Effective Date, other than any such liabilities that are Excluded Liabilities.

“Deferred Customer Calculation Period” means the six (6) month period starting on the Closing Date and ending on the Deferred Customer Payment Date.

“Deferred Customer Payment Date” means the six (6) month anniversary of the Closing Date.

“Environment” means all, or any part, of the air (including the air within buildings and natural or man-made structures above or below ground), sediment, soils, water and land.

“Environmental Claims” means any and all directives, administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or requests for information by a Governmental Entity, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, Hazardous Material or any Environmental Permit, including, without limitation, (i) any and all claims by Governmental Entities for enforcement, investigation, cleanup, removal, response, corrective, remedial, monitoring, or other actions, damages, fines or penalties pursuant to any applicable Environmental Law, and (ii) any and all claims by any one or more Persons seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief resulting from a Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety, property, natural resources or the Environment.

“Environmental Condition” means any and all conditions and circumstances of any property, including, without limitation, any property currently or formerly owned, operated or leased by Seller, relating to or arising or resulting from a failure to comply with any applicable Environmental Law or Environmental Permit or from a Release or threatened Release of Hazardous Materials into the indoor or outdoor Environment.

“Environmental Law” means CERCLA, the Resource Conservation and Recovery Act of 1976, as amended, and any Law now or previously in effect regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Material, drinking water, surface and groundwater, wetlands, landfills, open dumps, above ground storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions, wells, air emissions, water discharges, noise emissions, or otherwise relating to pollution or protection of the outdoor or indoor environment or health or safety as related to exposure to Hazardous Materials.

“Environmental Permit” means any permit, license, approval, consent or other authorization by a Governmental Entity pursuant to any Environmental Law.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), subscription rights, conversion rights, exchange rights, stock appreciation rights, profit participation, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Financing” means third party debt financing on commercially reasonable terms and conditions, including, without limitation, amounts and interest rate, acceptable to Buyer in its sole discretion.

“Fundamental Representations” means the representations and warranties of Seller and the Members made in Sections 2.1 (relating to Organization, Standing and Power), 2.2 (relating to authority), 2.3 (that portion thereof relating to title to assets), 2.4 (Noncontravention; Governmental Approvals), 2.6 (Financial Statements; Liabilities); 2.18 (Customers and Suppliers); 2.19 (Affiliate Transactions); 2.21 (Accounts Receivable); and 2.25 (Brokers and Other Advisors).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any international, national, regional, state, local or other government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange.

“Gross Profit” means the revenue from sales of goods and services less the cost of any such goods and services sold by Seller, in each case, as determined in accordance with GAAP.

“Hazardous Material” means any element, compound, chemical, contaminant, pollutant, material, waste or other substance or constituent that is defined or regulated as such in, or for purposes of any Environmental Law, determined or identified as hazardous, toxic, biohazardous or dangerous under any applicable Environmental Law, or the release of which is prohibited or regulated under any applicable Environmental Law, including, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, infectious and medical waste, microbial matter, greenhouse gas and any other substance that may give rise to liability under any Environmental Law.

“Indebtedness” shall mean as at any date of determination, the sum of the following items of Seller, without duplication: (i) obligations of Seller created, issued or incurred for borrowed money, including all fees and obligations thereunder (including interest and similar charges however denominated, late fees, and any prepayment or termination fees arising or which will arise out of the prepayment of such Indebtedness prior to its maturity and termination), (ii) obligations of Seller to pay the deferred purchase price or acquisition price of property or services, other than trade or accounts payable arising, and accrued expenses incurred, in the ordinary course of business consistent with past practice, (iii) the face amount of all letters of credit issued for the account of Seller and all drafts thereunder, (iv) capital lease obligations of Seller, if any, and (v) any obligation guaranteeing any Indebtedness or other obligations of any other Person (including any obligations under any keep well or support agreements).

“Intellectual Property” shall mean all intellectual property rights, including without limitation Patents, inventions, technology, discoveries, utility models, processes, formulae and know-how, copyrights and copyrightable works (including software, databases, applications, code, systems, networks, website content, documentation and related items), trademarks, service marks, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, customer data and other confidential or proprietary information, and applications for and registrations of the foregoing (including divisionals, provisionals, continuations, continuations-in-part, reissues, re-examinations, foreign counterparts and renewals).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” means, with respect to any matter in question, the actual knowledge of the Members, after due inquiry.

“Lien” means any mortgage, pledge, lien (statutory or other), defect of title, charge, option, restriction on transfer (such as a right of first offer or refusal), third-party right, conditional or installment sale agreement, encroachment, survey exception, encumbrance, liability, obligation, security interest or other claim of any kind or nature whatsoever; provided, however, that Liens shall exclude liens for Taxes which are not yet due and payable.

“Loss” or “Losses”” means any and all losses, damages, costs, fees, expenses, debts, charges, liabilities, settlement payments, awards, judgments, penalties, fines, interest, obligations, and claims of any kind.

“Material Adverse Effect” means any event or circumstance that, individually or in the aggregate, has had or caused, or would reasonably be expected to have or cause, a material adverse effect on the condition (financial or otherwise), assets (including intangible assets), liabilities or operations of the Business, Purchased Assets or Assumed Liabilities.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, and to which Seller, or any entity which is or was a Commonly Controlled Entity with Seller is making, is obligated to make, or has made or been obligated to make during the last six years, contributions on behalf of participants who are or were employed by any of them.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Patents” means worldwide patents, patent applications, invention disclosures, and other rights of invention, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and all reexamined patents or other applications or patents claiming the benefit of any of the foregoing.

“Payment in Full” or “Paid in Full” means the date on which (i) all commitments under the Senior Loan Documents have been terminated, (ii) all Senior Indebtedness has been paid and satisfied in full in cash (other than contingent indemnification obligations for which no claims have been asserted), and (iii) there shall have been deposited cash collateral with respect to all contingent Senior Indebtedness (or other collateral support) in an amount sufficient to the Senior Agent.

“Permitted Encumbrances” means (a) Liens for Taxes and other governmental charges and assessments which are not yet due and payable; (b) landlords’, workers’, carriers’ and mechanic and other like Liens incurred in the ordinary course of the Business with respect to amounts that are not past due and (c) zoning, building and land use Laws, ordinances, orders, decrees, restrictions and conditions imposed by any Governmental Entity that do not interfere with the present or proposed use of the properties they affect.

“person” or “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

“Post-Closing Period” means any Tax period beginning on or after the Effective Date.

“Pre-Closing Period” means any Tax period (or portion thereof) ending on or before the Effective Date.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, or leaching into the indoor or outdoor Environment.

“Reorganization” means any voluntary or involuntary dissolution, winding-up, liquidation, reorganization by judicial proceedings, bankruptcy, insolvency, receivership or other statutory or common law proceedings, including any proceeding under the federal bankruptcy code or any similar law or any other jurisdiction, involving the Buyer or any of its Subsidiaries or any of their respective properties or assets and the readjustment of the respective liabilities of the Buyer or any such other Person or any assignment for the benefit of creditors or any marshaling of the assets or liabilities of the Buyer or any such other Person.

“Representatives” means, with respect to any person, such person’s directors, managers, shareholders, partners, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate.

“Seller Benefit Plan” means (other than a Multiemployer Plan) each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, policy, practice, contract, fund or commitment providing for pension, severance or retention benefits, profit-sharing, fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase, phantom stock or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, tuition, company car, club dues, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, employment agreement, consulting agreement, retainer agreement, golden parachute agreement, benefit contingent upon a change in control, relocation or post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is or has been maintained, administered, participated in or contributed to by Seller, which covers any employee or former employee of Seller by virtue of their current or former employment with Seller, or in connection with which Seller has any liability.

“Seller Transaction Expenses” means all expenses of Seller and the Members incurred or to be incurred in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated hereby to be consummated on or before the Closing, including fees and expenses incurred in connection with the repayment of Indebtedness, and fees and disbursements of the Seller’s attorneys, accountants, investment bankers and other advisors and service providers, payable by the Seller or the Members and that, in each case, have not been paid as of the Closing Date.

“Senior Agent” means any Person party to the Senior Loan Documents as administrative agent.

“Senior Default” or “Event of Default” means the occurrence and continuance of “default” or “event of default” as defined in the Senior Loan Documents.

“Senior Indebtedness” means any and all indebtedness (principal, interest (including, without limitation, any interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding), fees, collection costs and expenses and other amounts), liabilities and other Obligations (as defined in the Senior Loan Documents) which Buyer or other obligor may now or at any time or times hereafter owe under any of the Senior Loan Documents or any other documentation referenced in such definition of “Obligations”.

“Senior Lenders” means any Person party to the Senior Loan Documents as a lender, and any other holder of Senior Indebtedness.

“Senior Loan Documents” means any documentation which, by its terms, requires the Earn-Out Payment to be subordinated to the indebtedness (principal, interest, fees, collection costs and expenses and other amounts), liabilities and obligations arising under such documentation and any of the Loan Documents (as defined in the applicable Credit Agreement), in any case, as amended, modified, restated, refinanced or replaced from time to time, including, without limitation, the Credit Agreement, and each other Loan Document (as defined in such Credit Agreement), each as amended, modified, restated, amended and restated, refinanced or replaced from time to time.

“Special Representations” means the representations and warranties of Seller and the Members made in Sections 2.9 (Litigation); 2.14 (Tax Matters); 2.15 (ERISA Compliance); and 2.17 (Environmental Matters).

A “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting membership or partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the Equity Interests of which) is owned directly or indirectly by such first person.

“Target Working Capital” means $200,000.

“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, escheat, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Entity or under applicable law, together with any interest, penalties or any other additions or increases.

“Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Governmental Entity.

“Working Capital” means the Current Assets minus Current Liabilities of Seller, determined in accordance with GAAP and excluding balance sheet cash.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

QUEST RESOURCE MANAGEMENT GROUP, LLC

By:	/s/ Laurie L. Latham
	Name:	Laurie L. Latham
	Title:	Senior Vice President and Chief Financial Officer

QUEST RESOURCE HOLDING CORPORATION

By:	/s/ Laurie L. Latham
	Name:	Laurie L. Latham
	Title:	Senior Vice President and Chief Financial Officer

INSTREAM ENVIRONMENTAL LLC

By:	/s/ John E. Little
	Name:	John E. Little
	Title:	President

MEMBERS:

/s/ John E. Little
JOHN E. LITTLE

/s/ Larry Seay
LARRY SEAY

/s/ Joel Powell
JOEL POWELL